Exhibit 10.1

Published CUSIP Number:

CREDIT AGREEMENT

dated as of April 13, 2005

among

DIRECTV HOLDINGS LLC,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,

as Guarantors,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

CREDIT SUISSE FIRST BOSTON,

GOLDMAN SACHS CREDIT PARTNERS, L.P.

and

CITICORP NORTH AMERICA, INC.,

as Co-Documentation Agents,

and

BANC OF AMERICA SECURITIES LLC,

and

J.P. MORGAN SECURITIES INC.,

as Co-Lead Arrangers and Co-Book Managers

TABLE OF CONTENTS

Article and Section

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
1.01	Defined Terms
1.02	Interpretive Provisions
1.03	Accounting Terms and Provisions
1.04	Rounding
1.05	Times of Day
1.06	Exchange Rates; Currency Equivalents
1.07	Additional Alternative Currencies
1.08	Change of Currency
1.09	Letter of Credit Amounts

ARTICLE II COMMITMENTS AND CREDIT EXTENSIONS
2.01	Commitments
2.02	Borrowings, Conversions and Continuations
2.03	Additional Provisions with respect to Letters of Credit
2.04	Additional Provisions with respect to Swingline Loans
2.05	Repayment of Loans
2.06	Prepayments
2.07	Termination or Reduction of Commitments
2.08	Interest
2.09	Fees
2.10	Computation of Interest and Fees
2.11	Payments Generally; Administrative Agent’s Clawback
2.12	Sharing of Payments By Lenders
2.13	Evidence of Debt

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY
3.01	Taxes
3.02	Illegality
3.03	Inability to Determine Rates
3.04	Increased Cost; Capital Adequacy
3.05	Compensation for Losses
3.06	Mitigation Obligations; Replacement of Lenders
3.07	Survival Losses

ARTICLE IV GUARANTY
4.01	The Guaranty
4.02	Obligations Unconditional
4.03	Reinstatement
4.04	Certain Waivers
4.05	Remedies
4.06	Rights of Contribution
4.07	Guaranty of Payment; Continuing Guaranty

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
5.01	Conditions to Initial Credit Extensions
5.02	Conditions to all Credit Extensions

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES
6.01	Existence, Qualification and Power
6.02	Authorization; No Contravention
6.03	Governmental Authorization; Other Consents
6.04	Binding Effect
6.05	Financial Statements
6.06	No Material Adverse Effect
6.07	Litigation
6.08	No Default
6.09	Ownership of Property; Liens
6.10	Taxes
6.11	ERISA Compliance
6.12	Subsidiaries
6.13	Margin Regulations; PUHCA; Investment Company Act
6.14	Disclosure
6.15	Compliance with Laws
6.16	FCC Licenses
6.17	Satellites
6.18	Intellectual Property; Licenses, Etc.
6.19	Security Agreement
6.20	Pledge Agreement
6.21	Mortgages

ARTICLE VII AFFIRMATIVE COVENANTS
7.01	Financial Statements
7.02	Certificates; Other Information
7.03	Notification
7.04	Preservation of Existence
7.05	Payment of Taxes and Other Obligations
7.06	Compliance with Law
7.07	Maintenance of Property
7.08	Insurance
7.09	ERISA Compliance
7.10	Books and Records
7.11	Inspection Rights
7.12	Use of Proceeds
7.13	Joinder of Subsidiaries as Guarantors
7.14	Pledge of Capital Stock
7.15	Pledge of Other Property
7.16	Prepayment of Existing Senior Notes
7.17	Further Assurances Regarding Collateral

ARTICLE VIII NEGATIVE COVENANTS
8.01	Liens
8.02	Investments
8.03	Indebtedness
8.04	Mergers and Dissolutions
8.05	Dispositions
8.06	Restricted Payments
8.07	Change in Nature of Business
8.08	Change in Fiscal Year
8.09	Transactions with Affiliates

8.10	Financial Covenants

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES
9.01	Events of Default
9.02	Remedies Upon Event of Default
9.03	Application of Funds
9.04	Access and Command Codes
9.05	Certain Cure Rights

ARTICLE X ADMINISTRATIVE AGENT AND COLLATERAL AGENT
10.01	Appointment and Authorization of Administrative Agent and Collateral Agent
10.02	Rights as a Lender
10.03	Exculpatory Provisions
10.04	Reliance by Administrative Agent
10.05	Delegation of Duties
10.06	Resignation of the Administrative Agent
10.07	Non-Reliance on Administrative Agent and Other Lenders
10.08	No Other Duties
10.09	Administrative Agent May File Proofs of Claim
10.10	Collateral and Guaranty Matters

ARTICLE XI MISCELLANEOUS
11.01	Amendments, Etc.
11.02	Notices; Effectiveness; Electronic Communication
11.03	No Waiver; Cumulative Remedies
11.04	Expenses; Indemnity; Damage Waiver
11.05	Payments Set Aside
11.06	Successors and Assigns
11.07	Treatment of Certain Information; Confidentiality
11.08	Right of Setoff
11.09	Interest Rate Limitation
11.10	Counterparts; Integration; Effectiveness
11.11	Survival of Representations and Warranties
11.12	Severability
11.13	Replacement of Lenders
11.14	Governing Law; Jurisdiction; Etc.
11.15	Waiver of Jury Trial
11.16	USA PATRIOT Act Notice
11.17	Designation as Senior Debt

SCHEDULES

Schedule 2.01	Lenders and Commitments
Schedule 6.12	Subsidiaries
Schedule 6.16	FCC Licenses
Schedule 6.17	Satellites
Schedule 6.21	Mortgaged Properties
Schedule 7.08	Insurance
Schedule 8.01	Existing Liens
Schedule 8.02	Existing Investments
Schedule 8.03	Existing Indebtedness
Schedule 11.02	Notice Addresses
Schedule 11.06	Processing and Recordation Fees

EXHIBITS

Exhibit 2.01(h)	Form of Revolving Lender Joinder Agreement
Exhibit 2.01(i)	Form of Incremental Tranche A Term Loan Joinder Agreement
Exhibit 2.01(j)	Form of Incremental Tranche B Term Loan Joinder Agreement
Exhibit 2.01(k)	Form of Tranche C Term Loan Joinder Agreement
Exhibit 2.02	Form of Loan Notice
Exhibit 2.13-1	Form of Revolving Note
Exhibit 2.13-2	Form of Swingline Note
Exhibit 2.13-3	Form of Term Note
Exhibit 7.02(b)	Form of Compliance Certificate
Exhibit 7.13	Form of Joinder Agreement
Exhibit 11.06	Form of Assignment and Assumption

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of April 13, 2005, among DIRECTV HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the Guarantors identified herein, the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent.

W I T N E S S E T H

WHEREAS, the Borrower and the Guarantors have requested that the Lenders provide revolving credit and term loan facilities for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to make the requested facilities available on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.

As used in this Credit Agreement, the following terms have the meanings provided below:

“Acquisition” means the purchase or acquisition by any Person of (a) more than fifty percent (50%) of the Capital Stock with ordinary voting power of another Person or (b) all or substantially all of the property (other than Capital Stock) of another Person, whether or not involving a merger or consolidation with such Person.

“Additional Notes” means promissory notes or other instruments or agreements evidencing unsecured senior or subordinated indebtedness issued after the Closing Date.

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the aggregate principal amount of the Revolving Commitments, the Tranche A Term Loan Commitments, the Tranche B Term Loan Commitments and the Tranche C Term Loan Commitments, if any.

“Aggregate Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the amount of such Lender’s respective Revolving Commitment and Term Loan Commitment and the denominator of which is the Aggregate Commitments.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.

“Aggregate Revolving Committed Amount” has the meaning provided in Section 2.01(a).

“Alternative Currency” means each of Australian Dollars, Canadian Dollars, Euro, Sterling, Swiss Francs, Yen, Swedish Kroner and each other currency (other than Dollars) that is approved in accordance with Section 1.07.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the L/C Sublimit and $25 million.  The Alternative Currency Sublimit is part of, and not in addition to, the L/C Sublimit.

“Applicable Percentage” means the following percentages per annum:

APPLICABLE PERCENTAGES FOR REVOLVING LOANS, LETTERS OF CREDIT AND TRANCHE A TERM LOAN

Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Rate Loans and Standby Letter of Credit Fee	Base Rate Loans	Commitment Fee
I	< 1.5:1.0	0.750%	0%	0.175%
II	> 1.5:1.0 but < 2.5:1.0	1.000%	0%	0.200%
III	> 2.5:1.0 but < 3.5:1.0	1.250%	0.250%	0.225%
IV	> 3.5:1.0 but < 4.5:1.0	1.500%	0.500%	0.250%
V	> 4.5:1.0	1.750%	0.750%	0.375%

APPLICABLE PERCENTAGES
FOR TRANCHE B TERM LOAN FUNDED ON THE CLOSING DATE

Pricing Level	Debt Rating	Eurodollar Rate Loans	Base Rate Loans
I	BB or Ba2 and above	1.500%	0.500%
II	BB- and Ba3 and below or unrated	1.750%	0.750%

Applicable Percentages for Revolving Loans (including Swingline Loans and Letters of Credit), the Tranche A Term Loan (including any Incremental Tranche A Term Loan) and the Commitment Fee will be based on the Consolidated Total Leverage Ratio as set forth in the most recent Compliance certificate received by the Administrative Agent pursuant to Section 7.02(b).  Any increase or decrease in such Applicable Percentage resulting from a change in the Consolidated Total Leverage Ratio shall become effective on the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance therewith, then Pricing Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day immediately following delivery thereof.  The Applicable Percentage in effect from the Closing Date through the date for delivery of the Compliance Certificate for the fiscal quarter ending June 30, 2005 shall be determined based upon Pricing Level IV for Revolving Loans (including Swingline Loans and Letters of Credit), the Tranche A Term Loan and the Commitment Fee.

The Applicable Percentages for the Tranche B Term Loan (including any Incremental Tranche B Term Loan) will be based on the Borrower’s Debt Rating; provided that (a) if Debt Ratings are provided by each of the Rating Services and the Debt Ratings by the Rating Services indicate different Pricing Levels, then the applicable Pricing Level shall be determined by reference to the higher (less expensive) Debt Rating indicated thereby, (b) if there is only one (1) Debt Rating, then the applicable Pricing Level shall be determined by reference to the Pricing Level indicated thereby, (c) if there is no Debt Rating, then the Applicable Percentage shall be set at Pricing Level II and (d) subject to the requirement that at least one (1) of the Ratings Services must be either S&P or Moody’s, as provided in the definition of “Ratings Service”, if the Borrower’s Debt Rating is provided by a Rating Service other than S&P or Moody’s, the Applicable Percentage will be based on the equivalent of any ratings category of S&P or Moody’s used by such other Ratings Service.  Initially, the Applicable Percentage shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 5.01(d)(vi).  Thereafter, each change in the Applicable Percentage resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 7.03(b) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

The Applicable Percentages for the Tranche C Term Loan, if any, will be as provided in the Tranche C Term Loan Joinder Agreement.

Determinations by the Administrative Agent of the appropriate Pricing Level shall be conclusive absent manifest error.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as applicable, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two (2) or more Eligible Assignees that are Affiliates of one another or two (2) or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form approved by the Administrative Agent.

“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Australian Dollar” means the lawful currency of Australia.

“Bank of America” means Bank of America, N.A., together with its successors.

“BAS” means Banc of America Securities LLC, together with its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning provided in the recitals hereto, together with its successors and permitted assigns.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in New York, New York, and: (a) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; (b) if such day relates to any dealings in Euro to be carried out pursuant to this Credit Agreement, means any such day which is a TARGET Day; and (c) if such day relates to any dealings in any currency other than Dollars or Euro to be carried out pursuant to this Credit Agreement, means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) Dollar-denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or from Moody’s is at least P-1, in each case with maturities of not more than three hundred sixty-five (365) days from the date of acquisition, (c) commercial paper issued by any issuer bearing at least a “2” rating for any short-term rating provided by S&P and/or Moody’s and maturing within two hundred seventy (270) days of the date of acquisition, (d) repurchase agreements entered into by the Borrower with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States, or for mortgage collateral, in which the Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations, (e) variable or fixed rate notes issued by any issuer rated at least AA by S&P (or the equivalent thereof) or at least Aa2 by Moody’s (or the equivalent thereof) and maturing within one (1) year of the date of acquisition and (f) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital and surplus of at least $500 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

“Change in Law” means the occurrence, after the date of this Credit Agreement (or, in the case of a permitted assignee of a Lender, after the date such assignee becomes a party hereto), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of fifty percent (50%) or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully diluted basis; or

(b)           during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by a Permitted Holder or by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clauses (ii) and (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one (1) or more directors by or on behalf of the board of directors).

“Closing Date” means the date hereof.

“Co-Issuer” means DIRECTV Financing Co., Inc., a Delaware corporation.

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Agent” means Bank of America in its capacity as collateral agent for the Lenders under any of the Collateral Documents, or any successor collateral agent.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Mortgages and any other documents executed and delivered in connection with the attachment and perfection of security interests granted to secure the Obligations.

“Commitment Fee” has the meaning provided in Section 2.09.

“Commitment Percentage” means the Revolving Commitment Percentage, the Tranche A Term Loan Commitment Percentage, the Tranche B Term Loan Commitment Percentage and the Tranche C Term Loan Commitment Percentage, if any, as appropriate.

“Commitment Period” means the period from and including the Closing Date to the earlier of (a)(i) in the case of Revolving Loans and Swingline Loans, the Revolving Termination Date or (ii) in the case of the Letters of Credit, the L/C Expiration Date, or (b) in each case, the date on which the Revolving Commitments shall have been terminated as provided herein.

“Commitments” means the Revolving Commitment, the L/C Commitment, the Swingline Commitment, the Tranche A Term Loan Commitments, the Tranche B Term Loan Commitments and the Tranche C Term Loan Commitments, if any.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b).

“Consolidated Capital Expenditures” means, for any period for the Consolidated Group, without duplication, all expenditures with respect to property, plant and equipment during such period which should be capitalized in accordance with GAAP (including the Attributable Principal Amount of capital leases).

“Consolidated EBIT” means, for any period for the Consolidated Group, Consolidated Net Income before deducting therefrom total consolidated interest expense (to the extent that such Consolidated Interest Expense was deducted in arriving at total consolidated net income) and provision for taxes based on income that were included in arriving at Consolidated Net Income and without giving effect to (i) any extraordinary gains or any extraordinary non-cash losses (except to the extent that any such extraordinary non-cash losses will require a cash payment in a future period), (ii) any gains or losses from sales of assets other than from sales of inventory in the ordinary course of business, (iii) the non-cash component of any unusual or nonrecurring item of gain, loss, income or expense, including write-offs and write-downs of assets other than inventory, (iv) any non-cash gain or loss related to discontinued operations, (v) any non-cash impairment loss of goodwill or other intangibles required to be taken pursuant to Statement of Financial Accounting Standards Number 142, and (vi) any non-cash expense recorded with respect to stock options or other equity-based compensation, in each case to the extent used or included in determining Consolidated Net Income, provided that with respect to accruals or reserves for future cash disbursements, such future cash disbursements shall be deducted in the fiscal period in which such cash disbursement is made.  Except as otherwise expressly provided, the applicable period shall be the four (4) consecutive fiscal quarters ending as of the date of determination.  Consolidated EBIT shall be calculated on a Pro Forma Basis pursuant to Section 1.03(b).

“Consolidated EBITDA” means, for any period for the Consolidated Group, Consolidated EBIT for such period, adjusted by (x) adding thereto (i) the amount of all amortization of intangibles and depreciation that were deducted in arriving at Consolidated Net Income for such period, (ii) the amount of all expenses incurred in connection with the closing of this Credit Agreement to the extent that such expenses were deducted in arriving at Consolidated Net Income for such period, (iii) the amount of all non-cash deferred compensation expense to the extent that same was deducted in arriving at Consolidated Net Income for such period, (iv) the amount of all expenses associated with the early extinguishment of Indebtedness and (v) for purposes of determining compliance with the financial covenants in Section 8.10 only, the Cure Amount, if any, received by the Borrower for such period and (y) deducting therefrom the amount of all cash payments during such period that are associated with any non-cash deferred compensation expense that was added back to Consolidated Net Income in a previous period.  Except as otherwise expressly provided, the applicable period shall be the four (4) consecutive fiscal quarters ending as of the date of determination.  Consolidated EBITDA shall be calculated on a Pro Forma Basis pursuant to Section 1.03(b).

“Consolidated Excess Cash Flow” means, for any period for the Consolidated Group, the sum of (a) reported cash flows from operating activities, minus (b) the sum of (i) scheduled principal payments made on Consolidated Total Funded Debt (including for purposes hereof, mandatory commitment reductions, sinking fund payments, payments in respect of the principal components under capital leases and the like relating thereto), (ii) Consolidated Capital Expenditures, but only to the extent they exceed reserves established therefor under clause (v) below in the prior twelve (12) month period, (iii) optional prepayments of Funded Debt (other than Revolving Loans owing under this Credit Agreement), (iv) to the extent not financed with the incurrence or assumption of Indebtedness or proceeds from Equity Transactions, Dispositions or Involuntary Dispositions, sums expended for Permitted Acquisitions and Investments permitted under Section 8.02 (other than Investments in cash and Cash Equivalents), (v) reserves established for Permitted Acquisitions that have been publicly announced but not closed and for budgeted additions to plant, property and equipment in good faith by the Borrower for anticipated cash uses in excess of cash sources within the 12 month period from the date of determination (provided that the Borrower shall indicate the particular uses for which the reserves are established and give an accounting to the Administrative Agent, on request, on the use thereof) and (vi) all proceeds from Securitization Transactions, plus (c) the unused portion of reserves established under clause (b)(v) above at the end of the applicable period not actually used for Permitted Acquisitions that have been announced but not closed and for additions to plant, property and equipment during the period.  Except as otherwise expressly provided, the applicable period shall be for the four (4) consecutive fiscal quarters ending as of the date of determination.

“Consolidated Group” means the Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of the last day of each fiscal quarter for the period of four (4) consecutive fiscal quarters then ending, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense.

“Consolidated Interest Expense” means, for any period for the Consolidated Group, the sum of the total consolidated interest expense (calculated without regard to any limitations on the payment thereof) plus, without duplication, the interest component under Capital Leases and the implied interest component under Securitization Transactions; provided that the amortization of (i) deferred financing, legal and accounting costs with respect to this Credit Agreement, the Existing Senior Notes and the Additional Notes (if any), (ii) any interest expense attributable to the USSB Programming Contracts, NRTC contract rights, NRTC member subscribers electing the long-term payment option and long-term manufacturing subsidies in existence as of the Closing Date and (iii) any interest expense attributable to Non-Recourse Indebtedness shall be excluded from Consolidated Interest Expense to the extent the same would otherwise have been included therein (other than interest expense attributable to Securitization Transactions which shall not be so excluded).  Except as otherwise expressly provided, the applicable period shall be the four (4) consecutive fiscal quarters ending as of the date of determination.  Consolidated Interest Expense shall be calculated on a Pro Forma Basis pursuant to Section 1.03(b).

“Consolidated Net Income” means, for any period for the Consolidated Group, the net income (or loss), determined on a consolidated basis (after any deduction for minority interests), provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to a member of the Consolidated Group during such period and (ii) the net income of any Subsidiary of the Borrower shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its Organization Documents or any agreement, instrument or law applicable to such Subsidiary.   Except as otherwise expressly provided, the applicable period shall be the four (4) consecutive fiscal quarters ending as of the date of determination.  Consolidated Net Income shall be calculated on a Pro Forma Basis pursuant to Section 1.03(b).

“Consolidated Senior Secured Funded Debt” means the outstanding principal amount of all Loan Obligations hereunder and the principal amount of all Funded Debt of the Consolidated Group secured by liens permitted under subsections (c), (i), (o), (p), (q), or (s) of Section 8.01 (it being understood that outstanding letters of credit shall not constitute Funded Debt unless such letters of credit have been drawn on by the beneficiary thereof and the resulting obligations have not been paid by the Borrower), but excluding, for purposes hereof, any such Funded Debt that is Non-Recourse Indebtedness other than Funded Debt relating to a Securitization Transaction which shall be considered “Consolidated Senior Secured Funded Debt” hereunder even it if is Non-Recourse Indebtedness.  Consolidated Senior Secured Funded Debt shall be calculated on a Pro Forma Basis pursuant to Section 1.03(b).

“Consolidated Senior Secured Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (i) Consolidated Senior Secured Funded Debt on such day to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending as of such day.

“Consolidated Total Funded Debt” means, at any time, the principal amount of all Funded Debt of the Consolidated Group at such time determined on a consolidated basis (it being understood and agreed that outstanding letters of credit shall not constitute Funded Debt unless such letters of credit have been drawn on by the beneficiary thereof and the resulting obligations have not been paid by the Borrower) , but excluding, for purposes hereof, any such Funded Debt that is Non-Recourse Indebtedness other than Funded Debt relating to a Securitization Transaction which shall be considered “Consolidated Total Funded Debt” hereunder even if it is Non-Recourse Indebtedness.  Consolidated Total Funded Debt shall be calculated on a Pro Forma Basis pursuant to Section 1.03(b).

“Consolidated Total Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (i) Consolidated Total Funded Debt on such day to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending as of such day.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Person” has the meaning provided in the defined term “News Group”.

“Credit Agreement” has the meaning provided in the recitals hereto, as the same may be amended and modified from time to time.

“Credit Documents” means this Credit Agreement, the Notes, the Collateral Documents, the Fee Letter, the Issuer Documents, the Joinder Agreements, the Revolving Lender Joinder Agreements, the Incremental Tranche A Term Loan Joinder Agreement, the Incremental Tranche B Term Loan Joinder Agreement and the Tranche C Term Loan Joinder Agreement, if any.

“Credit Extension” means each of the following: (a) a Borrowing, and (b) an L/C Credit Extension.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Credit Party Materials” has the meaning provided in Section 7.02.

“Cure Amount” has the meaning provided in Section 9.05.

“Cure Right” has the meaning provided in Section 9.05.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt Rating” means the Borrower’s long term secured senior, non-credit enhanced debt ratings provided by the Rating Services.

“Default” means any event, act or condition that constitutes an Event of Default or that, with notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Obligations other than (i) Eurodollar Rate Loans and (ii) Letter of Credit Fees, the Base Rate plus the Applicable Percentage, if any, applicable to such Loans plus two percent (2%) per annum; (b) with respect to Eurodollar Rate Loans, the Eurodollar Rate plus the Applicable Percentage, if any, applicable to such Loans plus two percent (2%) per annum; and (c) with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage plus two percent (2%) per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding, for purposes hereof, (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; (b) Dispositions of inventory, services or other property in the ordinary course of business; (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement equipment or property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment or property; (d) Dispositions pursuant to Securitization Transactions; (e) licenses, sublicenses, leases and subleases not interfering in any material respect with the business of any member of the Consolidated Group; (f) sales or discounts of accounts receivable in connection with the compromise or collection thereof; (g) Dispositions by a member of the Consolidated Group to another member of the Consolidated Group; and (h) Dispositions of rights to construct or launch satellites (including ownership of such satellites after launch).

“Dollar” or “$” means the lawful currency of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Credit Party” means any Credit Party that is organized under the laws of any State of the United States or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any State of the United States or the District of Columbia.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the party or parties whose approval is required under Section 11.06(b); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Transaction” means, with respect to any member of the Consolidated Group, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a member of the Consolidated Group, (b) in connection with a conversion of debt securities to equity, (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, (d) in connection with any Acquisition permitted hereunder, (e) in connection with the redemption of the Existing Senior Notes, (f) in connection with any Capital Expenditure or (g) a capital contribution made in connection with the exercise of a Cure Right under Section 9.05.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 minus Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five (5) decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning provided in Section 9.01.

“Excluded Domestic Subsidiaries” means (a) a Domestic Subsidiary that is not a United States person under Section 7701(a)(30) of the Internal Revenue Code, (b) a Receivables Subsidiary or (c) a Financing Subsidiary.

“Excluded Property” means (a) any personal Property (including motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the UCC or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (b) any leasehold interests in real property, (c) any fee interests in real property other than the Mortgaged Properties, (d) any Property that is subject to a Lien permitted under Section 8.01(i) pursuant to documents that prohibit such Credit Party from granting any other Liens in such Property, (e) any Property that is subject to a Lien pursuant to a Securitization Transaction and (f) any permit, lease, license, contract or instrument now or hereafter in effect of a Credit Party if the grant of a security interest in such permit, lease, license, contract or instrument in a manner contemplated by this Credit Agreement, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise materially and adversely alter such Credit Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), including branch profit Taxes or any similar Taxes, and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a recipient (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding Tax that is imposed on amounts payable to such recipient at the time such recipient becomes a party hereto (or designates a new Lending Office) or is attributable to such recipient’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a).

“Existing Credit Agreement” means the Credit Agreement, dated as of March 6, 2003, among the Borrower, the lenders party thereto from time to time, Deutsche Bank Trust Company Americas, as Administrative Agent, and Bank of America, as Syndication Agent, as amended or modified from time to time.

“Existing Senior Note Indenture” means the Indenture, dated as of February 28, 2003, among the Borrower, the Co-Issuer and The Bank of New York, as amended and modified, pursuant to which the Existing Senior Notes were issued.

“Existing Senior Notes” means the Borrower’s and the Co-Issuer’s 8.375% Senior Notes, due 2013, issued pursuant to the Existing Senior Note Indenture in an original principal amount of $1.4 billion.

“FCC” means the Federal Communications Commission or any governmental authority substituted therefor.

“FCC Licenses” means all authorizations, orders, licenses and permits issued by the FCC to members of the Consolidated Group under which members of the Consolidated Group are authorized to launch and operate its Satellites or to operate its transmit only, receive only or transmit and receive earth stations.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the multiple of 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated April 13, 2005, among the Borrower, Bank of America, BAS, JPMCB and JPMCS.

“Financing Subsidiary” means a Subsidiary of the Borrower:

(1)           that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing the purchase of customer premise and receiving equipment (including delivery and installation costs) by retail customers of the Consolidated Group;

(2)           that is designated by the Borrower as a Financing Subsidiary;

(3)           no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (a) is at any time guaranteed by any Credit Party (excluding guaranties of obligations other than any guarantee of Indebtedness pursuant to a Standard Securitization Undertaking), (b) is at any time recourse to or obligates any Credit Party in any way other than pursuant to a Standard Securitization Undertaking or (c) subjects any asset of any Credit Party, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to a Standard Securitization Undertaking;

(4)           with which no Credit Party has any material contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business on terms no less favorable to such Credit Party than those that might be obtained at the time from Persons that are not such Credit Party’s Affiliates and fees payable in the ordinary course of business in connection with such financing activities; and

(5)           with respect to which no Credit Party has any obligation (a) to subscribe for additional shares of Capital Stock therein or make any additional capital contribution or similar payment or transfer thereto or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by a Domestic Credit Party.

“Foreign Lender” means any Lender or L/C Issuer that is not a United States person under Section 7701(a)(30) of the Internal Revenue Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations for borrowed money, whether current or long-term (including the Loan Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business);

(c)           all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(d)           the Attributable Principal Amount of capital leases and Synthetic Leases;

(e)           the Attributable Principal Amount of Securitization Transactions;

(f)            all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments prior to the Term Loan Termination Date with respect to the Tranche B Term Loan;

(g)           Support Obligations in respect of Funded Debt of another Person; and

(h)           Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (ii) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (iii) based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).

“GAAP” means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board from time to time applied on a consistent basis, subject to the provisions of Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 11.06(h).

“Guaranteed Obligations” has the meaning provided in Section 4.01(a).

“Guarantors” means, collectively, each Subsidiary of the Borrower identified on the signature pages hereto as a “Guarantor” and each other Subsidiary of the Borrower that becomes a Guarantor pursuant to the terms hereof, in each case together with their successors and permitted assigns.

“Hazardous Materials” means all materials, substances or wastes characterized, classified or regulated as hazardous, toxic, pollutant, contaminant or radioactive under Environmental Laws, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Honor Date” has the meaning provided in Section 2.03(c)(i).

“Incremental Loan Facilities” has the meaning provided in Section 2.01(g).

“Incremental Revolving Loans” has the meaning provided in Section 2.01(g).

“Incremental Tranche A Term Loan” has the meaning provided in Section 2.01(g).

“Incremental Tranche A Term Loan Joinder Agreement” means a lender joinder agreement substantially in the form of Exhibit 2.01(i) executed and delivered in accordance with the provisions of Section 2.01(i).

“Incremental Tranche B Term Loan” has the meaning provided in Section 2.01(g).

“Incremental Tranche B Term Loan Joinder Agreement” means a lender joinder agreement substantially in the form of Exhibit 2.01(j) executed and delivered in accordance with the provisions of Section 2.01(j).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all Funded Debt;

(b)           all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c)           net obligations under Swap Contracts;

(d)           Support Obligations in respect of Indebtedness of another Person; and

(e)           Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined (i) based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and (ii) based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means, (a) as to any Base Rate Loan (including Swingline Loans), the last Business Day of each March, June, September and December, the Revolving Termination Date and the date of the final principal amortization payment on each Term Loan and, in the case of any Swingline Loan, any other dates as may be mutually agreed upon by the Borrower and the Swingline Lender, and (b) as to any Eurodollar Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, the Revolving Termination Date and the date of the final principal amortization payment on each Term Loan, and in addition, where the applicable Interest Period exceeds three (3) months, the date every three (3) months after the beginning of such Interest Period.  If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) and, with prior written consent of all applicable Lenders, nine (9) or twelve (12) months thereafter, as selected by the Borrower in its Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the directly affected Lenders; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Termination Date; and

(d)           no Interest Period with respect to either of the Term Loans shall extend beyond any principal amortization payment date, except to the extent that the portion of such Loan comprised of Eurodollar Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means the receipt by any member of the Consolidated Group of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, loss of use, taking or similar event with respect to any of its Property.

“IP Rights” has the meaning provided in Section 6.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means, with respect to any Letter of Credit, the L/C Application and any other document, agreement or instrument (including such Letter of Credit) entered into by the Borrower (or any Subsidiary) and the L/C Issuer (or in favor of the L/C Issuer), relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.13 executed and delivered in accordance with the provisions of Section 7.13.

“JPMCB” means JPMorgan Chase Bank, N.A., together with its successors.

“JPMCS” means J.P. Morgan Securities Inc., together with its successors.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, including, without limitation, Environmental Laws.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing.  All L/C Advances shall be denominated in Dollars.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.  Each L/C Borrowing shall be denominated in Dollars.

“L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue and to honor payment obligations under Letters of Credit, and, with respect to each Lender, the commitment of such Lender to purchase participation interests in L/C Obligations up to such Lender’s Revolving Commitment Percentage thereof.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is seven (7) days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, together with its successors in such capacity.

“L/C Obligations” means, at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” has the meaning provided in Section 2.01(b).

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the Swingline Lender) and each Person who joins as a Lender pursuant to the terms hereof, together with their respective successors and permitted assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means each standby and commercial letter of credit issued hereunder.

“Letter of Credit Fee” has the meaning provided in Section 2.09(b)(i).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Revolving Loan, Swingline Loan or Term Loan, and the Base Rate Loans and Eurodollar Rate Loans comprising such Loans.

“Loan Notice” means a notice of (a) a Borrowing of Loans (including Swingline Loans), (b) a conversion of Loans from one (1) Type to the other, or (c) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Obligations” means the Revolving Obligations and the Term Loans.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Consolidated Group taken as a whole; (b) a material impairment of the ability of the Credit Parties (taken as a whole) to perform their obligations under the Credit Documents; or (c) a material adverse effect upon the legality, validity, binding effect or the enforceability against any Credit Party of any Credit Document to which it is a party.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means each real property set forth on Schedule 6.21.

“Mortgages” means those mortgages, deeds of trust, security deeds or like instruments given by the Credit Parties, as grantors, to the Collateral Agent to secure the Obligations, and any other such instruments that may be given by any Person pursuant to the terms hereof, as such instruments may be amended and modified from time to time.

“Multiemployer Plan” means any employee pension benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Consolidated Group in connection with any Disposition, Involuntary Disposition or Equity Transaction, net of (a) direct costs (including reasonable and customary legal, accounting and investment banking fees, sales commissions and underwriting discounts) and (b) estimated taxes paid or payable as a result thereof.  For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by any member of the Consolidated Group in any Disposition or Equity Transaction.

“News Group” means News Corporation, a Delaware corporation, and any of its successors and Affiliates, and (a) K. Rupert Murdoch and any executor, administrator, guardian, conservator or similar legal representative thereof, (b) any member of the immediate family of K. Rupert Murdoch, (c) any Person directly or indirectly controlled by one or more of the members of the Murdoch family described above (a “Controlled Person”), and (d) any Person acting as agent for any Person described in clauses (a) through (d) hereof; provided that a trust and the trustees of such trust shall be deemed to be controlled by any one or more members of the Murdoch family if a majority of the trustees of such trust are members of the Murdoch family or may be removed or replaced by any one or more of the members of the Murdoch family and/or Controlled Persons.

“Non-Recourse Indebtedness” has the meaning specified in the definition of “Receivables Subsidiary”.

“Notes” means the Revolving Notes, the Swingline Note and the Term Notes.

“Notice of Intent to Cure” has the meaning provided in Section 7.02(b).

“NRTC” means the National Rural Telecommunications Cooperative.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract between any Credit Party and any Lender or Affiliate of a Lender to the extent permitted hereunder and (c) all obligations under any Treasury Management Agreement between any Credit Party and any Lender or Affiliate of a Lender.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts (c) with respect to the Tranche A Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Tranche A Term Loan on such date, (d) with respect to the Tranche B Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Tranche B Term Loan on such date, and (e) with respect to the Tranche C Term Loan, if any, on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Tranche C Term Loan on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent” means The DIRECTV Group, Inc., a Delaware corporation, and any of its successors and Affiliates.

“Participant” has the meaning specified in Section 11.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” means any Acquisition, provided that (i) the property acquired (or the property of the Person acquired) in such Acquisition shall be used or useful in a Permitted Business, (ii)  the property to be acquired in connection with such Acquisition shall be located primarily in the United States of America, (iii) in the case of an Acquisition of the capital stock or other equity interest of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iv) no Default or Event of Default shall exist immediately after giving effect to such Acquisition, (v) the representations and warranties made by the Borrower herein shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, and (vi) if such Acquisition is for consideration greater than $50 million, the Borrower shall have delivered to the Administrative Agent a compliance certificate signed by a Responsible Officer demonstrating compliance with the financial covenants hereunder after giving effect to the subject Acquisition on a Pro Forma Basis and reaffirming that the representations and warranties made hereunder are true and correct in all material respects as of such date except to the extent such representations and warranties expressly relate to an earlier date.

“Permitted Business” means any of developing, owning, engaging in and dealing with all or any part of the business of domestic and international media, entertainment, electronics, communications, voice, data and network services and reasonably related extensions thereof, including but not limited to the purchase, ownership, operation, leasing and selling of, and generally dealing in or with, one or more communications satellites and the transponders thereon, and communications uplink centers and related terrestrial infrastructure, the acquisition, transmission, broadcast, production and other provision of programming relating thereto and the manufacturing, distribution and financing of equipment (including consumer electronic equipment) relating thereto.

“Permitted Holders” means each of (a) News Group, (b) Parent and (c) any other Person, directly or indirectly, controlled by any of the foregoing.

“Permitted Liens” means Liens permitted pursuant to Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means the pledge agreement dated as of the Closing Date given by the Credit Parties, as pledgors, to the Collateral Agent to secure the Obligations, and any other pledge agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Pro Forma Basis” means, with respect to any transaction, for purposes of determining the applicable pricing level under the definition of “Applicable Percentage” and determining compliance with the financial covenants hereunder, that such transaction shall be deemed to have occurred as of the first day of the period of four (4) consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof, after giving effect to any Pro Forma Cost Savings.  Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of any Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Disposition shall be excluded to the extent relating to any period prior to the date thereof and (ii) Indebtedness paid or retired in connection with such Disposition shall be deemed to have been paid and retired as of the first day of the applicable period; and (b) in the case of any Acquisition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof and (ii) Indebtedness incurred in connection with such Acquisition shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder).

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition, merger, consolidation or disposition that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the date of determination and calculated on a basis that is consistent with Regulation S-X under the Securities Act of 1933, as amended and in effect and applied as of the date hereof, (ii) were actually implemented by the business that was the subject of any such acquisition, merger, consolidation or disposition within 12 months after the date of the acquisition, merger, consolidation or disposition and prior to the date of determination that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition, merger, consolidation or disposition and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within 12 months of the date of the acquisition, merger, consolidation or disposition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in a certificate from a Responsible Officer of the Borrower, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate from a Responsible Officer of the Borrower delivered to the Administrative Agent that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Rating Services” means S&P and Moody’s (or, if either S&P or Moody’s, but not both, shall not make the Borrower’s long term secured, senior, non-credit enhanced debt rating publicly available or the Borrower decides in its sole discretion to substitute S&P or Moody’s, but not both, with a nationally recognized securities rating agency or agencies, as the case may be, selected by the Borrower, which may be substituted for S&P or Moody’s, as the case may be).

“Receivables Subsidiary” means a Subsidiary of the Borrower:

(1)           that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable of the Credit Parties;

(2)           that is designated by the Borrower as a Receivables Subsidiary and that has total assets at the time of such creation and designation with a book value of $10,000 or less;

(3)           no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (a) is at any time guaranteed by any Credit Party (excluding guarantees of obligations (other than any guarantee of Indebtedness) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates any Credit Party in any way, other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of any Credit Party, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Indebtedness, “Non-Recourse Indebtedness”);

(4)           with which no Credit Party has any material contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business on terms no less favorable to such Credit Party than those that might be obtained at the time from persons that are not such Credit Party’s Affiliates in connection with a Securitization Transaction and fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Securitization Transaction; and

(5)           with respect to which no Credit Party has any obligation (a) to subscribe for additional shares of Capital Stock therein or make any additional capital contribution or similar payment or transfer thereto or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

“Register” has the meaning provided in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Repricing Transaction” means the incurrence by any Credit Party of any new or additional term loans (whether issued pursuant to an amendment to this Credit Agreement or pursuant to a separate financing) that is broadly marketed or syndicated to institutional investors in financings similar to the Tranche B Term Loan (i) having an effective interest rate margin or weighted average yield (to be determined by the Administrative Agent consistent with generally accepted financial practice, after giving effect to, among other factors, margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) that is less than the Applicable Percentage for, or weighted average yield (to be determined by the Administrative Agent on the same basis) of, the Tranche B Term Loan, and (ii) the proceeds of which are used to repay, in whole or in part, principal of the outstanding Tranche B Term Loan.

“Request for Credit Extension” means (a) with respect to a Borrowing of Loans (including Swingline Loans) a Loan Notice and (b) with respect to an L/C Credit Extension, a L/C Application.

“Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Commitments or, if the Commitments shall have expired or been terminated, Lenders holding in the aggregate more than fifty percent (50%) of the Loan Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans); provided that the commitments of, and the portion of the Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Revolving Commitments or, if the Revolving Commitments shall have expired or been terminated, Lenders holding more than fifty percent (50%) of the aggregate principal amount of Revolving Obligations (including, in each case, the aggregate principal amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans); provided that the Revolving Commitment of, and the portion of Revolving Obligations held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Tranche A Term Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the aggregate principal amount of Tranche A Term Loan Commitments; provided that the Tranche A Term Loan Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche A Term Lenders.

“Required Tranche B Term Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the aggregate principal amount of Tranche B Term Loan Commitments; provided that the Tranche B Term Loan Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche B Term Lenders.

“Required Tranche C Term Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the aggregate principal amount of Tranche C Term Loan Commitments, if any; provided that the Tranche C Term Loan Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche C Term Lenders.

“Responsible Officer” means the chief executive officer, the president, any executive vice president, the chief financial officer, the treasurer, any assistant treasurer or any vice president-finance of a Credit Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any member of the Consolidated Group, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock and (iii) any prepayment of other Funded Debt.

“Revaluation Date” means, with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Commitment” means, for each Revolving Lender, the commitment of such Lender to make Revolving Loans (and to share in Revolving Obligations) hereunder.

“Revolving Commitment Percentage” means, for each Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Revolving Lender’s Revolving Committed Amount and the denominator of which is the Aggregate Revolving Committed Amount.  The initial Revolving Commitment Percentages are set forth in Schedule 2.01.

“Revolving Committed Amount” means, for each Revolving Lender, the amount of such Lender’s Revolving Commitment.  The initial Revolving Committed Amounts are set forth in Schedule 2.01.

“Revolving Lender Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit 2.01(h), executed and delivered in accordance with the provisions of Section 2.01(h).

“Revolving Lenders” means those Lenders with Revolving Commitments, together with their successors and permitted assigns.  The initial Revolving Lenders are identified on the signature pages hereto and are set forth in Schedule 2.01.

“Revolving Loan” has the meaning provided in Section 2.01(a).

“Revolving Notes” means the promissory notes, if any, given to evidence the Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.  A form of Revolving Note is attached as Exhibit 2.13-1.

“Revolving Obligations” means the Revolving Loans, the L/C Obligations and the Swingline Loans.

“Revolving Termination Date” means April 13, 2011.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Credit Party) whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as applicable, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Satellite” means any satellite owned by, leased to or for which a contract to purchase has been entered into by, any member of the Consolidated Group, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Securitization Receivables” has the meaning specified in the definition of “Securitization Transaction”.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a Receivables Subsidiary.

“Security Agreement” means the security agreement dated as of the Closing Date given by the Credit Parties, as grantors, to the Collateral Agent to secure the Obligations, and any other security agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“SPC” has the meaning specified in Section 11.06(h).

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standard Securitization Undertaking” means representations, warranties, covenants, indemnitees and guarantees of performance entered into by any Credit Party which are reasonably customary in an accounts receivable or equipment lease financing securitization transaction, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary or a Financing Subsidiary, it being understood that any obligation of a seller of receivables in a Securitization Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller, which is customary for off-balance sheet receivables financing shall be deemed to be a Standard Securitization Undertaking.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Debt” means Funded Debt that is expressly subordinated in right of payment to the prior payment of the Loan Obligations hereunder and which has a final maturity date that is beyond the later of the Revolving Termination Date and the Term Loan Termination Date.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Support Obligations” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swedish Kroner” means the lawful currency of Sweden.

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.01(c).

“Swingline Commitment” means, with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans, and with respect to each Lender, the commitment of such Lender to purchase participation interests in Swingline Loans.

“Swingline Lender” means Bank of America in its capacity as such, together with any successor in such capacity.

“Swingline Loan” has the meaning provided in Section 2.01(c).

“Swingline Note” means the promissory note given to evidence the Swingline Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.  A form of Swingline Note is attached as Exhibit 2.13-2.

“Swingline Sublimit” has the meaning provided in Section 2.01(c).

“Swiss Francs” means the lawful currency of Switzerland.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Distributions” means, with respect to any fiscal year or portion thereof that the Borrower is treated like a partnership or a disregarded entity under the Internal Revenue Code (or is otherwise part of a consolidated group for Tax purposes), cash distributions paid by the Borrower to its members (or other equity holders) in respect of income tax liabilities (including estimates thereof and any tax deficiencies or other subsequent adjustments to tax liabilities) attributable to the ultimate taxpayers’ ownership interests (whether direct or indirect) in the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the Tranche A Term Loan, the Tranche B Term Loan and Tranche C Term Loan, if any.

“Term Loan Commitments” means the Tranche A Term Loan Commitment, the Tranche B Term Loan Commitment and the Tranche C Term Loan Commitment, if any.

“Term Loan Termination Date” means, (i) with respect to the Tranche A Term Loan, April 13, 2011, (ii) with respect to the Tranche B Term Loan, April 13, 2013 and (iii) with respect to the Tranche C Term Loan, the final maturity date therefor.

“Term Notes” means the Tranche A Term Notes, the Tranche B Term Notes and Tranche C Term Notes.

“Tranche A Term Lenders” means, prior to the funding of the initial Tranche A Term Loan on the Closing Date or any Incremental Tranche A Term Loan, as applicable, those Lenders with Tranche A Term Loan Commitments, and after funding of the Tranche A Term Loan (including any Incremental Tranche A Term Loan), those Lenders holding a portion of the Tranche A Term Loan (including any Incremental Tranche A Term Loan), together with their successors and permitted assigns.  The initial Tranche A Term Lenders are identified on the signature pages hereto and are set forth on Schedule 2.01.

“Tranche A Term Loan” has the meaning provided in Section 2.01(d).

“Tranche A Term Loan Commitment” means, for each Tranche A Term Lender, the commitment of such Lender to make a portion of the Tranche A Term Loan (including any Incremental Tranche A Term Loan) hereunder; provided that, at any time after funding of the Tranche A Term Loan, determinations of “Required Lenders” and “Required Tranche A Term Lenders” shall be based on the outstanding principal amount of the Tranche A Term Loan.

“Tranche A Term Loan Commitment Percentage” means, for each Tranche A Term Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the principal amount of such Lender’s Tranche A Term Loan (including any Incremental Tranche A Term Loan), and the denominator of which is the Outstanding Amount of the Tranche A Term Loan (including any Incremental Tranche A Term Loan).  The initial Tranche A Term Loan Commitment Percentages are set forth on Schedule 2.01.

“Tranche A Term Loan Committed Amount” means, for each Tranche A Term Lender, the amount of such Lender’s Tranche A Term Loan Commitment.  The initial Tranche A Term Loan Committed Amounts are set forth on Schedule 2.01, and, with respect to any Incremental Tranche A Term Loan, the Tranche A Term Loan Committed Amount with respect thereto will be set forth in the Incremental Tranche A Term Loan Joinder Agreement.

“Tranche A Term Note” means the promissory notes substantially in the form of Exhibit 2.13-3, if any, given to evidence the Tranche A Term Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Tranche B Term Lenders” means, prior to the funding of the initial Tranche B Term Loan on the Closing Date or any Incremental Tranche B Term Loan, as applicable, those Lenders with Tranche B Term Loan Commitments, and after funding of the Tranche B Term Loan (including any Incremental Tranche B Term Loan), those Lenders holding a portion of the Tranche B Term Loan (including any Incremental Tranche B Term Loan), together with their successors and permitted assigns.  The initial Tranche B Term Lenders are identified on the signature pages hereto and are set forth on Schedule 2.01.

“Tranche B Term Loan” means an extension of credit by a Tranche B Term Lender to the Borrower pursuant to Section 2.01(e) in the form of a term loan and shall include any Incremental Tranche B Term Loan.

“Tranche B Term Loan Commitment” means, for each Tranche B Term Lender, the commitment of such Lender to make a portion of the Tranche B Term Loan (including any Incremental Tranche B Term Loan) hereunder; provided that, at any time after funding of the initial Tranche B Term Loan, determinations of “Required Lenders” and “Required Tranche B Term Lenders” shall be based on the outstanding principal amount of the Tranche B Term Loan.

“Tranche B Term Loan Commitment Percentage” means, for each Tranche B Term Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the principal amount of such Lender’s Tranche B Term Loan (including any Incremental Tranche B Term Loan) and the denominator of which is the Outstanding Amount of the Tranche B Term Loan (including any Incremental Tranche B Term Loan).  The initial Tranche B Term Loan Commitment Percentages are set forth on Schedule 2.01.

“Tranche B Term Loan Committed Amount” means, for each Tranche B Term Lender, the amount of such Lender’s Tranche B Term Loan Commitment.  The initial Tranche B Term Loan Committed Amounts are set forth on Schedule 2.01, and, with respect to any Incremental Tranche B Term Loan, the Tranche B Term Loan Committed Amount with respect thereto will be set forth in the Incremental Tranche B Term Loan Joinder Agreement.

“Tranche B Term Note” means the promissory notes substantially in the form of Exhibit 2.13-3, if any, given to evidence the Tranche B Term Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Tranche C Term Lenders” means, upon establishment of a Tranche C Term Loan under Section 2.01(k), those Lenders holding a portion of the Tranche C Term Loan, together with their successors and permitted assigns.  The initial Tranche C Term Lenders will be identified in the Tranche C Term Loan Joinder Agreement.

“Tranche C Term Loan” has the meaning provided in Section 2.01(f).

“Tranche C Term Loan Commitment” means upon establishment of a Tranche C Term Loan under Section 2.01(k), for each Tranche C Term Lender, the commitment of such Lender to make a portion of the Tranche C Term Loan hereunder; provided that, at any time after funding of the Tranche C Term Loan, determinations of “Required Lenders” and “Required Tranche C Term Lenders” shall be based on the outstanding principal amount of the Tranche C Term Loan.

“Tranche C Term Loan Commitment Percentage” means, for each Tranche C Term Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the principal amount of such Lender’s Tranche C Term Loan, and the denominator of which is the Outstanding Amount of the Tranche C Term Loan.  The initial Tranche C Term Loan Commitment Percentages will be set forth in the Tranche C Term Loan Joinder Agreement.

“Tranche C Term Loan Committed Amount” means upon establishment of a Tranche C Term Loan under Section 2.01(k), for each Tranche C Term Lender, the amount of such Lender’s Tranche C Term Loan Commitment.  The initial Tranche C Term Loan Committed Amounts will be set forth in the Tranche C Term Loan Joinder Agreement.

“Tranche C Term Loan Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit 2.01(k), executed and delivered in accordance with the provisions of Section 2.01(k)(ii).

“Tranche C Term Note” means the promissory notes substantially in the form of Exhibit 2.13-3, if any, given to evidence the Tranche C Term Loan, if any, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type” means, with respect to any Revolving Loan or Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code in effect in any applicable jurisdiction from time to time.

“Uninsured Liabilities” shall mean any losses, damages, costs, expenses and/or, liabilities (including any losses, damages, costs, expenses or liabilities resulting from property damage or casualty, general liability, workers’ compensation claims and business interruption) incurred by the Borrower or any Subsidiary which are not covered by insurance, but with respect to which insurance coverage is commercially available on commercially reasonable terms to Persons engaged in the same or similar business as the Borrower and its Subsidiaries.

“United States” or “U.S.” means the United States of America.

“Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).

“USSB Programming Contracts” shall mean those premium programming service contracts that were acquired by the Borrower in connection with the Borrower’s merger with United States Satellite Broadcasting Company and subsequently transferred to the Borrower.

“Waivable Percentage” has the meaning provided in Section 2.06(c).

“Waivable Repayment” has the meaning provided in Section 2.06(c).

“Wholly Owned Subsidiary” means, with respect to any direct or indirect Subsidiary of any Person, that one hundred percent (100%) of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

“Yen” and “¥” mean the lawful currency of Japan.

1.02        Interpretive Provisions.

With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein”, “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to “Articles”, “Sections”, “Exhibits” and “Schedules” shall be construed to refer to articles and sections of, and exhibits and schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03        Accounting Terms and Provisions.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis in a manner consistent with that used in preparing the audited financial statements referenced in Section 5.01(d), except as otherwise specifically prescribed herein.

(b)           Notwithstanding any provision herein to the contrary, determinations of (i) the Consolidated Total Leverage Ratio for purposes of determining the applicable pricing level under the definition of “Applicable Percentage” and (ii) compliance with the financial covenants shall be made on a Pro Forma Basis.

(c)           If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, the Borrower may, after giving written notice thereof to the Administrative Agent, determine all such computations on such a basis; provided, however, that if within sixty (60) days after delivery of such financial statements first reflecting such a change in GAAP or in the consistent application thereof the Administrative Agent or the Required Lenders shall object in writing to using any such changed GAAP principles for determining such computations as provided above, then such computations shall be made on a basis consistent with the most recent financial statements delivered pursuant to Section 7.01(a) or (b) as to which no such objection has been made.

(d)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to

FASB Interpretation No.  46 – Consolidation of Variable Interest Entities: an interpretation of ARB No.  51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04        Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.

Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)           Wherever in this Credit Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.07        Additional Alternative Currencies.

(a)           The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  Such request shall be subject to the approval of the Administrative Agent and the L/C Issuer and shall be made to the Administrative Agent not later than 12:00 noon, five (5) Business Days prior to the date of the desired L/C Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the L/C Issuer, in their sole discretion).

(b)           If such a request is made to the Administrative Agent, then the Administrative Agent shall promptly notify the L/C Issuer thereof.  The L/C Issuer shall notify the Administrative Agent, not later than 12:00 noon, five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit, as the case may be, in such requested currency.  Any failure by the L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the L/C Issuer to permit Letters of Credit to be issued in such requested currency.  If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of

Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Administrative Agent shall promptly so notify the Borrower.

1.08        Change of Currency.

(a)           Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)           Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.09        Letter of Credit Amounts.

Unless otherwise provided, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount available to be drawn of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01        Commitments.

Subject to the terms and conditions set forth herein:

(a)           Revolving Loans.  During the Commitment Period, each Revolving Lender severally agrees to make revolving credit loans (the “Revolving Loans”) to the Borrower on any Business Day; provided that after giving effect to any such Revolving Loan, (i) with regard to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed FIVE HUNDRED MILLION DOLLARS ($500,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate Revolving Committed Amount”) and (ii) with regard to each

Revolving Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount.  Revolving Loans may consist of Base Rate Loans, Eurodollar Rate Loans or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(b)           Letters of Credit.  During the Commitment Period, (i) the L/C Issuer, in reliance upon the commitments of the Revolving Lenders set forth herein, agrees (A) to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or any member of the Consolidated Group on any Business Day, (B) to amend or extend Letters of Credit previously issued hereunder, and (C) to honor drawings under Letters of Credit; and (ii) the Revolving Lenders severally agree to purchase from the L/C Issuer a participation interest in Letters of Credit issued hereunder in an amount equal to such Revolving Lender’s Revolving Commitment Percentage thereof; provided that (A) the Outstanding Amount of L/C Obligations shall not exceed ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “L/C Sublimit”), (B) the Outstanding Amount of L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit, (C) with regard to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount and (D) with regard to each Revolving Lender individually, such Revolving Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount.  Subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(c)           Swingline Loans.  During the Commitment Period, the Swingline Lender agrees, in reliance upon the commitments of the other Lenders set forth herein, to make revolving credit loans (the “Swingline Loans”) to the Borrower on any Business Day; provided that (i) the Outstanding Amount of Swingline Loans shall not exceed THIRTY-FIVE MILLION DOLLARS ($35,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Swingline Sublimit”) and (ii) with respect to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount.  Swingline Loans shall be comprised solely of Base Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof.  Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a participation interest in such Swingline Loan in an amount equal to the product of such Lender’s Revolving Commitment Percentage thereof.

(d)           Tranche A Term Loan.  On the Closing Date, each of the Tranche A Term Lenders severally agrees to make its portion of a term loan (in the amount of its respective Tranche A Term Loan Committed Amount) to the Borrower in a single advance in an aggregate principal amount of FIVE HUNDRED MILLION DOLLARS ($500,000,000) (the “Tranche A Term Loan”).  The aggregate principal amount of the Tranche A Term Loan may be increased as provided in Section 2.01(i).  The Tranche A Term Loan may consist of Base Rate Loans, Eurodollar Rate Loans or a combination thereto, as the Borrower may request.  Amounts repaid on the Tranche A Term Loan may not be reborrowed.

(e)           Tranche B Term Loan.  On the Closing Date, each of the Tranche B Term Lenders severally agrees to make its portion of a term loan (in the amount of its respective Tranche B Term Loan Committed Amount) to the Borrower in a single advance in an aggregate principal amount of ONE BILLION FIVE HUNDRED MILLION DOLLARS ($1,500,000,000) (the “Tranche B Term Loan”).  The aggregate principal amount of the Tranche B Term Loan may be increased as provided in Section 2.01(j).  The Tranche B Term Loan may consist of Base Rate Loans, Eurodollar Rate Loans or a combination thereof, as the Borrower may request.  Amounts repaid on the Tranche B Term Loan may not be reborrowed.

(f)            Tranche C Term Loan.  After the Closing Date, a term loan (the “Tranche C Term Loan”) of up to ONE BILLION DOLLARS ($1,000,000,000) may be made pursuant to the provisions of Section 2.01(g) and Section 2.01(k).  The Tranche C Term Loan may consist of Base Rate Loans, Eurodollar Loans or a combination thereof, as the Borrower may request.  Amounts repaid on the Tranche C Term Loan may not be reborrowed.

(g)           Incremental Loan Facilities.  Any time after the Closing Date, the Borrower may, upon written notice to the Administrative Agent, establish additional credit facilities (collectively, the “Incremental Loan Facilities”) by increasing the Aggregate Revolving Commitments hereunder as provided in Section 2.01(h) (the “Incremental Revolving Loans”), increasing the Tranche A Term Loan hereunder as provided in Section 2.01(i) (the “Incremental Tranche A Term Loan”), increasing the Tranche B Term Loan hereunder as provided in Section 2.01(j) (the “Incremental Tranche B Term Loan”) or establishment of a new Tranche C Term Loan hereunder as provided in Section 2.01(f) and Section 2.01(k), or some combination thereof; provided that:

(i)            the aggregate principal amount of loans and commitments for all the Incremental Loan Facilities established after the Closing Date will not exceed $1.0 billion;

(ii)           no Default or Event of Default shall have occurred and be continuing or shall result after giving effect to any such Incremental Loan Facility;

(iii)          the conditions to the making of a Credit Extension under Section 5.02 shall be satisfied; and

(iv)          the Borrower will provide supporting resolutions, legal opinions, promissory notes and other items as may be reasonably required by the Administrative Agent and the Lenders providing commitments for the Incremental Loan Facilities.

In connection with the establishment of any Incremental Loan Facility, (A) neither BAS nor JPMCS, as Co-Lead Arrangers hereunder, shall have any obligation to arrange for or assist in arranging for any Incremental Loan Facility without their prior written approval and shall be subject to such conditions, including fee arrangements, as may be provided in connection therewith, (B) none of the Lenders, including Bank of America and JPMCB, shall have any obligation to provide commitments or loans for any Incremental Loan Facility without their prior written approval and (C) Schedule 2.01 will be revised to reflect the Lenders, Loans, Commitments, committed amounts and Commitment Percentages after giving effect to the establishment of any Incremental Loan Facility.

(h)           Establishment of Incremental Revolving Loans.  Subject to Section 2.01(g), the Borrower may establish Incremental Revolving Loans by increasing the Aggregate Revolving Committed Amount hereunder, provided that:

(i)            any new lender providing commitments for the Incremental Revolving Loans must be reasonably acceptable to the Administrative Agent;

(ii)           lenders providing commitments for the Incremental Revolving Loans pursuant to this Section 2.01(h) will provide a Revolving Lender Joinder Agreement or other agreement reasonably acceptable to the Administrative Agent;

(iii)          additional commitments established for the Incremental Revolving Loans will be in a minimum principal amount of $150 million and integral multiples of $50 million in excess thereof; and

(iv)          if any Revolving Loans are outstanding at the time of any such increase, the Borrower will make such payments and adjustments on the Revolving Loans (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment amounts and percentages.

Any Incremental Revolving Loan established hereunder shall have terms identical to the Revolving Loans existing on the Closing Date, except for fees payable to Lenders providing commitments for the Incremental Revolving Loan.

(i)            Establishment of Incremental Tranche A Term Loan.  Subject to Section 2.01(g), the Borrower may, at any time prior to the first amortization payment date on the Tranche A Term Loan, increase the size of the Tranche A Term Loan by establishing additional Tranche A Term Loan Commitments, provided that:

(i)            any new lender providing commitments for the Incremental Tranche A Term Loan must be reasonably acceptable to the Administrative Agent;

(ii)           lenders providing commitments for the Incremental Tranche A Term Loan pursuant to this Section 2.01(i) will provide an Incremental Tranche A Term Loan Joinder Agreement or other agreement reasonably acceptable to the Administrative Agent;

(iii)          additional commitments established for the Incremental Tranche A Term Loan will be in a minimum principal amount of $150 million and integral multiples of $50 million in excess thereof; and

(iv)          the Borrower will make such payments and adjustments on the Tranche A Term Loan (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment amounts and percentages.

Any Incremental Tranche A Term Loan established hereunder shall have terms identical to the Tranche A Term Loan existing on the Closing Date, except for fees payable to Lenders providing commitments for the Incremental Tranche A Term Loan.

(j)            Establishment of the Incremental Tranche B Term Loan.  Subject to Section 2.01(g), the Borrower may, at any time prior to the first amortization payment date on the Tranche B Term Loan, increase the size of the Tranche B Term Loan by establishing additional Tranche B Term Loan Commitments, provided that:

(i)            any new lender providing commitments for the Incremental Tranche B Term Loan must be reasonably acceptable to the Administrative Agent;

(ii)           lenders providing commitments for the Incremental Tranche B Term Loan pursuant to this Section 2.01(j) will provide an Incremental Tranche B Term Loan Joinder Agreement or other agreement reasonably acceptable to the Administrative Agent;

(iii)          additional commitments established for the Incremental Tranche B Term Loan will be in a minimum principal amount of $150 million and integral multiples of $50 million in excess thereof; and

(iv)          the Borrower will make such payments and adjustments on the Tranche B Term Loan (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment amounts and percentages.

Any Incremental Tranche B Term Loan established hereunder shall have terms identical to the Tranche B Term Loan existing on the Closing Date, except for fees payable to Lenders providing commitments for the Incremental Tranche B Term Loan.

(k)           Establishment of the Tranche C Term Loan.  Subject to Section 2.01(g), the Borrower may, at any time after the Closing Date, establish a Tranche C Term Loan, provided that:

(i)            lenders providing commitments for the Tranche C Term Loan must be reasonably acceptable to the Administrative Agent;

(ii)           lenders providing commitments for the Tranche C Term Loan pursuant to this Section 2.01(k) will provide a Tranche C Term Loan Joinder Agreement or other agreement reasonably acceptable to the Administrative Agent;

(iii)          additional commitments established for the Tranche C Term Loan will be in a minimum principal amount of $150 million and integral multiples of $50 million in excess thereof; and

(iv)          the Tranche C Term Loan will have a final maturity date that is co-terminus with or later than the final maturity date for the Tranche B Term Loan and an average-life-to-maturity from the date of issuance that is not earlier than the average-life-to-maturity from the date of issuance of the Tranche B Term Loan.

2.02        Borrowings, Conversions and Continuations.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) with respect to Eurodollar Rate Loans, three (3) Business Days prior to the requested date of, or (ii) with respect to Base Rate Loans, on the requested date of, any Borrowing, conversion or continuation.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Except as provided in Sections 2.03(c) and 2.04(b), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurodollar Rate Loans, $5 million or a whole multiple of $1 million in excess thereof or (ii) with respect to Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower’s request is with respect to Revolving Loans or the Term Loan, (ii) whether such request is for a Borrowing, conversion, or continuation, (iii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed, converted or continued, and (vi) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one (1) month.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its pro rata share (determined in accordance with its respective Commitment Percentage) of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if on the date of such Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c)           Except as otherwise provided herein, without the consent of the Required Lenders, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default or Event of Default at the request of the Required Lenders, (i) no Loan may be requested as, converted to or continued as a Eurodollar Rate Loan and (ii) any outstanding Eurodollar Rate Loan shall be converted to a Base Rate Loan on the last day of the Interest Period with respect thereto.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to the Revolving Loans, five (5) Interest Periods with respect to the Tranche A Term Loan, five (5) Interest Periods with respect to the Tranche B Term Loan and five (5) Interest Periods with respect to the Tranche C Term Loan.

2.03        Additional Provisions with respect to Letters of Credit.

(a)           Obligation to Issue or Amend.

(i)            The L/C Issuer shall not issue any Letter of Credit if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(ii)           The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate any Law or one or more policies of the L/C Issuer;

(C)           except as otherwise agreed by the L/C Issuer and the Administrative Agent, such Letter of Credit is in an initial stated amount less than $50,000;

(D)          except as otherwise agreed by the Administrative Agent, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)           the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F)           except as otherwise agreed by the L/C Issuer, such Letter of Credit contains provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G)           a default of any Revolving Lender’s obligations to fund under Section 2.03(c) existing or any Revolving Lender is at such time a Defaulting Lender, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Lender.

(iii)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(iv)          The L/C Issuer shall not be under any obligation to amend any Letter of Credit if:

(A)          the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

(B)           the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)           Procedures for Issuance and Amendment; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer.  Such L/C Application must be received by the L/C Issuer and the Administrative Agent (A) not later than 12:00 noon at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars and (B) not later than 12:00 noon at least five (5) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency (or, in each case, such later date and time as the L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any L/C Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from the Administrative Agent, any Revolving Lender or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Revolving Lender’s Revolving Commitment Percentage thereof.

(iii)          If the Borrower so requests in any applicable L/C Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (but in any event not later than 30 days prior to the scheduled expiry date thereof).  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv)          If the Borrower so requests in any applicable L/C Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 12:00 noon on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in Dollars in an amount equal to the amount of such drawing and in the applicable currency.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Revolving Commitment Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Loans or the conditions set forth in Section 5.02.  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars, or if requested by the L/C Issuer, the equivalent amount thereof in an Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined as of such funding date) for the purchase of such Alternative Currency with Dollars.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans for any reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until a Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) with respect to funding participations in L/C Borrowings, non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that the L/C Issuer shall have complied with the provisions of Section 2.03(b)(ii).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in Dollars and in the same type of funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to such Borrower and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                    Role of the L/C Issuer in such Capacity.  Each Revolving Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to such Borrower’s use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as the Borrower may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

(g)                                 Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the L/C Expiration Date, as the case may be).  The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash collateral shall be maintained in blocked, interest bearing deposit accounts or money market fund accounts at the Administrative Agent.

(h)                                 Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)                                     Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the L/C Issuer for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Borrower’s Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j)                                     Letter of Credit Fees.  The Borrower shall pay Letter of Credit fees as set forth in Section 2.09.

(k)                                  Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04                        Additional Provisions with respect to Swingline Loans.

(a)                                  Borrowing Procedures.  Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swingline Lender of any telephonic Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Loan Notice, make the amount of its Swingline Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds.

(b)                                 Refinancing.

(i)                                     The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Revolving Lender’s Revolving Commitment Percentage of Swingline Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, the unutilized portion of the Aggregate Commitments or the conditions set forth in Section 5.02.  The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(b)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)                                  If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(b)(i), the request for Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(b)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section 2.04(b)(i), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that Swingline Lender has complied with the provisions of Section 2.04(a).  No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(c)                                  Repayment of Participations.

(i)                                     At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii)                                  If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(d)                                 Interest for Account of Swingline Lender.  The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans.  Until each Revolving Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Revolving Commitment Percentage of any Swingline Loan, interest in respect thereof shall be solely for the account of the Swingline Lender.

(e)                                  Payments Directly to Swingline Lender.  The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

2.05                        Repayment of Loans.

(a)                                  Revolving Loans.  The Borrower shall repay to the Revolving Lenders the Outstanding Amount of Revolving Loans on the Revolving Termination Date.

(b)                                 Swingline Loans.  The Borrower shall repay to the Swingline Lender the Outstanding Amount of the Swingline Loans on the earlier to occur of (i) the date of demand by the Swingline Lender and (ii) the Revolving Termination Date.

(c)                                  Tranche A Term Loan.  The Borrower shall repay to the Tranche A Term Lenders the principal amount of the Tranche A Term Loan (shown as a percentage of the original aggregate principal amount of the Tranche A Term Loan including any Incremental Tranche A Term Loan) in quarterly installments on the dates set forth below as follows:

Date	Principal Amortization Payment (shown as a Percentage of Original Principal Amount)	Date	Principal Amortization Payment (shown as a Percentage of Original Principal Amount)
June 30, 2008	2.5%	December 31, 2009	5.0%
September 30, 2008	2.5%	March 31, 2010	5.0%
December 31, 2008	2.5%	June 30, 2010	17.5%
March 31, 2009	2.5%	September 30, 2010	17.5%
June 30, 2009	5.0%	December 31, 2010	17.5%
September 30, 2009	5.0%	April 13, 2011	Outstanding Principal Amount
		Total:	100.0%

(d)                                 Tranche B Term Loan.  The principal amount of the Tranche B Term Loan shall be payable in thirty-one consecutive quarterly installments which except for the final installment shall be due on the last day of each March, June, September and December, beginning with September 30, 2005.  Subject to adjustment in connection with prepayments made pursuant to Section 2.06, each of the first thirty (30) quarterly installments shall be in the principal amount equal to the sum of $3,750,000 plus 0.25% of the aggregate principal amount of all Incremental Tranche B Term Loans funded prior to the date of such quarterly installment and the thirty-first (31st) and final installment, due April 13, 2013 (being the eighth anniversary date of the Closing Date), shall be in the amount of the remaining principal balance of the Tranche B Term Loan.

(e)                                  Tranche C Term Loan.  The principal amount of the Tranche C Term Loan shall be payable as provided in the Tranche C Term Loan Joinder Agreement pursuant to which the Tranche C Term Loan is established.

2.06                        Prepayments.

(a)                                  Voluntary Prepayments.  The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05 and as otherwise provided in Section 2.06(c)(iii) herein); provided that:

(i)                                     in the case of Loans other than Swingline Loans, (A) notice thereof must be received by 12:00 noon by the Administrative Agent at least three (3) Business Days prior to the date of prepayment, in the case of Eurodollar Rate Loans, and one (1) Business Day prior to the date of prepayment, in the case of Base Rate Loans, (B) any such prepayment shall be a minimum principal amount of $5 million and integral multiples of $1 million in excess thereof, in the case of Eurodollar Rate Loans and $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire remaining principal amount thereof, if less; and

(ii)                                  in the case of Swingline Loans, (A) notice thereof must be received by the Swingline Lender by 1:00 p.m. on the date of prepayment (with a copy to the Administrative Agent), and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the Swingline Lender).

Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Types of Loans that are being prepaid.  The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein.  Prepayments of Eurodollar Rate Loans hereunder shall be accompanied by accrued interest on the amount prepaid and breakage or other amounts due, if any, under Section 3.05.

(b)                                 Mandatory Prepayments.

(i)                                     Revolving Commitments.

(A)                              If at any time (A) the Outstanding Amount of Revolving Obligations shall exceed the Aggregate Revolving Committed Amount, (B) the Outstanding Amount of L/C Obligations shall exceed the L/C Sublimit, or (C) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, immediate prepayment will be made on or in respect of the Revolving Obligations in an amount equal to the difference; provided, however, that, except with respect to clause (B), L/C Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full.

(B)                                If the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 110% of the Alternative Currency Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations denominated in Alternative Currencies in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.  The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(ii)                                  Dispositions and Involuntary Dispositions.  Prepayment will be made on the Loan Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Disposition or Involuntary Disposition by any member of the Consolidated Group occurring after the Closing Date, to the extent (A) such proceeds are not reinvested (or committed to be reinvested) in the same or similar properties or assets within twelve (12) months of the date of such Disposition or Involuntary Disposition and (B) the aggregate amount of such proceeds that are not reinvested in accordance with clause (A) hereof exceeds $150 million in any fiscal year.  Any prepayment in respect of Dispositions and Involuntary Dispositions hereunder will be payable promptly following a determination that such a prepayment is due hereunder.

(iii)                               Equity Transactions.  Prepayment will be made on the Loan Obligations in an amount equal to fifty percent (50%) of the Net Cash Proceeds from any Equity Transactions occurring after the Closing Date where the Consolidated Total Leverage Ratio will be greater than 4.5:1.0 after giving effect thereto on a Pro Forma Basis (and where the Consolidated Total Leverage Ratio will be equal to or less than 4.5:1.0 after giving effect thereto on a Pro Forma Basis, no mandatory prepayment will be required on account thereof).  Any prepayment in respect of an Equity Transaction hereunder will be payable on the Business Day following receipt by the Borrower or other members of the Consolidated Group of the Net Cash Proceeds therefrom.

(iv)                              Consolidated Excess Cash Flow.  Prepayment will be made on the Loan Obligations, in an amount equal to fifty percent (50%) of Consolidated Excess Cash Flow for each fiscal year where (i) the Consolidated Total Leverage Ratio will be greater than 4.5:1.0 after giving effect thereto on a Pro Forma Basis and (ii) the Borrower’s Debt Rating is BB or Ba2 or lower or unrated (and where the Consolidated Total Leverage Ratio will be equal to or less than 4.5:1.0 after giving effect thereto on a Pro Forma Basis or the Borrower’s Debt Rating is BB+ or Ba1 or higher, no mandatory prepayment will be required on account thereof).  Any prepayment in respect of Consolidated Excess Cash Flow hereunder will be payable annually on April 15 of the immediately following fiscal year (commencing on April 15, 2006).

(v)                                 Final Maturity Date for Existing Senior Notes and Additional Notes.  If the final maturity of any Existing Senior Notes or Additional Notes is scheduled to occur prior to the earliest of the Revolving Termination Date or any Term Loan Termination Date, then on the date that is six (6) months prior to such final maturity of such Existing Senior Notes or Additional Notes, if such Existing Senior Notes or Additional Notes are still outstanding, (A) prepayment will be required on the Loan Obligations in an amount equal to one hundred percent (100%) of the principal amount of the Loans and (B) the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations, unless the final maturity of such Existing Senior Notes or Additional Notes has been extended to a date that is at least six (6) months after the earliest of the Revolving Termination Date or any Term Loan Termination Date.

(vi)                              Change of Control.  If there occurs any Change of Control with respect to the Borrower, then on the date of such Change of Control, (A) prepayment will be required on the Loan Obligations in an amount equal to one hundred percent (100%) of the principal balance of the Loans and (B) the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(vii)                           Eurodollar Prepayment Account.  If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.06(b), so long as no Event of Default exists, the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent.  Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto or, sooner, at the election of the Administrative Agent, upon the occurrence of an Event of Default.  At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing on or prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

(c)                                  Application.  Within each Loan, prepayments will be applied first to Base Rate Loans, then to Eurodollar Rate Loans in direct order of Interest Period maturities.  In addition:

(i)                                     Voluntary Prepayments.  Voluntary prepayments shall be applied as specified by the Borrower; provided that any voluntary prepayment on the Term Loans shall be applied first pro rata to the next principal amortization payments due on such Term Loans within the next twelve (12) months and second pro rata to the remaining principal amortization installments on the Term Loans, as the case may be.  Voluntary prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein.

(ii)                                  Mandatory Prepayments.  Mandatory prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein; provided that:

(A)                              Mandatory prepayments in respect of the Revolving Commitments under subsection (b)(i)(A) above shall be applied to the respective Revolving Obligations as appropriate.

(B)                                Mandatory prepayments in respect of Dispositions and Involuntary Dispositions under subsection (b)(ii) above, Equity Transactions under subsection (b)(iii) above and Consolidated Excess Cash Flow under subsection (b)(iv) above shall be applied (i) to the Term Loans, first pro rata to the next principal amortization payments due on the Term Loans within the next twelve (12) months and second pro rata to the remaining principal amortization installments on the Term Loans, until paid in full, then (ii) to the Revolving Loan Obligations.

(C)                                Mandatory prepayments in respect of the Existing Senior Notes and Additional Notes under subsection (b)(v) above or in respect of a Change of Control under subsection (b)(vi) above shall be applied to the Loan Obligations hereunder, as appropriate.

Notwithstanding anything to the contrary contained in this Section 2.06 or elsewhere in this Credit Agreement (including, without limitation, in Section 11.01), upon delivery by the Borrower of written notice to the Administrative Agent of its intention to invoke the terms of this paragraph in connection with, and as to all or any part of, any Waivable Repayment (as defined below) (with the decision to give any such written notice and the percentage of any such

Waivable Repayment that may be waived by the Lenders (the “Waivable Percentage”) to be in the sole discretion of the Borrower) the Lenders with outstanding Term Loans shall have the option to waive a mandatory repayment of such Loans pursuant to Sections 2.06(b)(ii), (iii), (iv) and (vi) (each such prepayment or repayment, a “Waivable Repayment”) upon the terms and provisions set forth in this paragraph.  The Borrower shall give to the Administrative Agent written notice of its intention to make a Waivable Repayment at least five (5) Business Days prior to such repayment, which notice the Administrative Agent shall promptly forward to all such Lenders (indicating in such notice the amount of such repayment to be applied to each such Lender’s outstanding Term Loans).  In the event any such Lender desires to waive such Lender’s right to receive any such Waivable Repayment in whole or in part, such Lender shall so advise the Administrative Agent no later than the close of business two (2) Business Days after the date of such notice from the Administrative Agent, which notice shall also include the amount such Lender desires to waive in respect of such repayment (which amount will not exceed the Waivable Percentage of the portion of such Waivable Repayment which would otherwise be paid to such Lender). If any Lender does not reply to the Administrative Agent within the two (2) Business Days, it will be deemed not to have waived any part of such repayment.  If any Lender does not specify an amount it wishes to receive, it will be deemed to have accepted one hundred percent (100%) of the total payment. In the event that any such Lender waives all or part of such right to receive any such Waivable Repayment, the amount so waived will be retained by the Borrower.

(iii)                               Repricing Transaction Premium.  If the Borrower makes a voluntary prepayment of the Tranche B Term Loan within one (1) year of the Closing Date in connection with any Repricing Transaction, then the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Tranche B Term Lenders, a prepayment premium in an amount equal to one percent (1.00%) of the principal amount so prepaid.

2.07                        Termination or Reduction of Commitments.

(a)                                  Voluntary Reductions.  The Commitments hereunder may be permanently reduced in whole or in part by notice from the Borrower to the Administrative Agent; provided that (i) any such notice thereof must be received by 12:00 noon at least five (5) Business Days prior to the date of reduction or termination and any such prepayment shall be in a minimum principal amount of $5 million and integral multiples of $1 million in excess thereof; and (ii) the Commitments may not be reduced to an amount less than the Loan Obligations then outstanding thereunder.  The Administrative Agent will give prompt notice to the Lenders of any such reduction in Commitments.  Any reduction of the Aggregate Commitments shall be applied ratably to the commitment of each Lender according to its commitment percentage thereof.  All commitment or other fees accrued with respect thereto through the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(b)                                 Mandatory Reductions.  The Aggregate Revolving Committed Amount shall be permanently reduced in an amount equal to prepayments required to be applied to the Revolving Obligations in respect of Dispositions and Involuntary Dispositions under Section 2.06(b)(ii), Equity Transactions under Section 2.06(b)(iii), Consolidated Excess Cash Flow under Section 2.06(b)(iv), maturity of Existing Senior Notes and Additional Notes under Section 2.06(b)(v) and a Change of Control under Section 2.06(b)(vi); provided that the Aggregate Revolving Committed Amount shall not be reduced below $250 million, except in the case of a prepayment on account of a Change of Control under Section 2.06(b)(vi).

2.08                        Interest.

(a)                                  Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Percentage; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iii)                               Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.

(a)                                  Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Revolving Commitment Percentage thereof, a commitment fee (the “Commitment Fee”) equal to the Applicable Percentage of the actual daily amount by which the Aggregate Revolving Committed Amount exceeds the sum of (i) the Outstanding Amount of Revolving Loans plus (ii) the Outstanding Amount of L/C Obligations.  The commitment fee shall accrue at all times during the Commitment Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the tenth (10th) day of each January, April, July and October (for the commitment fee accrued during the previous calendar quarter), commencing with the first such date to occur after the Closing Date, and on the Revolving Termination Date.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.  For purposes hereof, Swingline Loans shall not be counted toward or be considered as usage of the Aggregate Revolving Committed Amount.

(b)                                 Letter of Credit Fees.

(i)                                     Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Revolving Commitment Percentage, a Letter of Credit fee, in Dollars, (A) for each commercial Letter of Credit, an amount equal to equal to one-eighth of one percent (1/8%) per annum multiplied by the daily amount available to be drawn under such Letter of Credit and (B) for each standby Letter of Credit, an amount equal to the Applicable Percentage multiplied by the daily maximum amount available to be drawn under such Letter of Credit (the “Letter of Credit Fees”).  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the tenth (10th) day of each January, April, July and October (for the Letter of Credit Fees accrued during the previous calendar quarter), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand.  If there is any change in the Applicable Percentage during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(ii)                                  Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (A) with respect to each commercial Letter of Credit, as provided in the Fee Letter or otherwise by agreement with the L/C Issuer, payable on the issuance thereof, (B) with respect to any amendment of a commercial Letter of Credit to increase the amount available to be drawn thereunder, by mutual agreement of the Borrower and the L/C Issuer payable on the amount of the increase on the effective date of the amendment, and (C) with respect to each standby, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth (10th) day of each January, April, July and October (for fronting fees accrued during the previous calendar quarter or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c)                                  Other Fees.

(i)                                     The Borrower shall pay to Bank of America, JPMCB, BAS, JPMCS, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)                                  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                        Payments Generally; Administrative Agent’s Clawback.

(a)                                  General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its pro rata share of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.  Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligation of the Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12                        Sharing of Payments By Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

2.13                        Evidence of Debt.

(a)                                  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c) as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to the Administrative Agent a Note for such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)                                  Each Lender having sold a participation in any of its Obligations, acting solely for this purpose as agent for the Borrower, shall maintain a register for the recordation of the names and addresses of such Participants (and each change thereto, whether by assignment or otherwise) and the rights, interest or obligation of such Participants in any Obligation, in any Commitment and in any right to receive any payments hereunder.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.  If the Administrative Agent, any Lender or any L/C Issuer is entitled to any payment under this subsection (a) due to a Change in Law, such party shall provide notice to the Administrative Agent and the Borrower to the effect thereof, provided that the failure to give such notice shall not affect the right to payment for such party.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the

Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement, on or prior to the date on which any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  duly completed copies of IRS Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of IRS Form W-8BEN, or

(iv)                              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Any Lender or L/C Issuer that is a United States person under Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender or L/C Issuer becomes a Lender or L/C Issuer, as applicable, under this Agreement, on or prior to the date on which any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Lender or L/C Issuer is legally entitled to do so), duly completed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender or L/C Issuer is entitled to an exemption from U.S. backup withholding tax.

(f)                                    Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02                        Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Loans that are Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans that are Base Rate Loans in the amount specified therein.

3.04                        Increased Cost; Capital Adequacy.

(a)                                  Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)                                  subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.  Notwithstanding the foregoing, this Section 3.04(a) shall not apply to matters governed by Section 3.01.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsections (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05                        Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any reasonable loss, cost or expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any reasonable loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary and reasonable administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

(c)                                  Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in this Article III of this Credit Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under this Article within nine (9) months after the later of (i) the date the

Lender incurs the respective increased costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (ii) the date such Lender has actual knowledge of its incurrence of the respective increased costs, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to this Article III, to the extent of the costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital that are incurred or suffered on or after the date which occurs nine (9) months prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to this Article III.

3.07                        Survival Losses.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01                        The Guaranty.

(a)                                  Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)                                 Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Contracts or other documents relating to the Obligations, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02                        Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto have expired or been terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                                  at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of any of the Credit Documents, or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;

(c)                                  the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien granted to, or in favor of, the Administrative Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

(e)                                  any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest, notice of acceptance of the guaranty given hereby and of extensions of credit that may constitute obligations guaranteed hereby, notices of amendments, waivers and supplements to the Credit Documents and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that the Administrative Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03                        Reinstatement.

Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower, by reason of the Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations.  The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each holder of Guaranteed Obligations on demand for all reasonable costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other counsel) incurred by the Administrative Agent or such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04                        Certain Waivers.

Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrower hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against the Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right and (c) nothing contained herein shall prevent or limit action being taken against the Borrower hereunder, under the other Credit Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrower nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Guaranteed Obligations shall have been indefeasibly paid in full and the commitments relating thereto shall have expired or been terminated, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.

4.05                        Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) for purposes of Section 4.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.  The Guarantors acknowledge and agree that the Guaranteed Obligations are secured in accordance with the terms of the Collateral Documents and that the holders of the Guaranteed Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06                        Rights of Contribution.

The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law.  Such contribution rights shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Guarantors shall exercise any such contribution rights until the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

4.07                        Guaranty of Payment; Continuing Guaranty.

The guarantee in this Article IV is a guaranty of payment and not of collection, and is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01                        Conditions to Initial Credit Extensions.

The obligation of each Lender and the L/C Issuer to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                  Executed Credit Documents.  The Administrative Agent’s receipt of counterparts of this Credit Agreement, the Notes, the Security Agreement and the Pledge Agreement, in each case, dated as of the Closing Date, duly executed by a Responsible Officer of each Credit Party party thereto and by each Lender party thereto, and in form and substance satisfactory to the Administrative Agent and each of the Lenders.

(b)                                 Organization Documents, Etc.  The Administrative Agent’s receipt of a duly executed certificate of a Responsible Officer of each Credit Party, attaching each of the following documents and certifying that each is true, correct and complete and in full force and effect as of the Closing Date:

(i)                                     Charter Documents.  Copies of its articles or certificate of organization or formation, certified to be true, correct and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization or formation;

(ii)                                  Bylaws.  Copies of its bylaws, operating agreement or partnership agreement;

(iii)                               Resolutions.  Copies of its resolutions approving and adopting the Credit Documents to which it is party, the transactions contemplated therein, and authorizing the execution and delivery thereof;

(iv)                              Incumbency.  Incumbency certificates identifying the Responsible Officers of such Credit Party that are authorized to execute Credit Documents and to act on such Credit Party’s behalf in connection with the Credit Documents; and

(v)                                 Good Standing Certificates.  Certificates of good standing or the equivalent from its jurisdiction of organization or formation, in each case certified as of a recent date by the appropriate Governmental Authority.

(c)                                  Opinions of Counsel.  The Administrative Agent’s receipt of duly executed favorable opinions of counsel to the Credit Parties, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent and each of the Lenders.

(d)                                 Officer Certificates.  The Administrative Agent’s receipt of a certificate or certificates of a Responsible Officer of the Borrower, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent, certifying each of the following:

(i)                                     Consents.  No consents, licenses or approvals are required in connection with the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party, other than as are in full force and effect and, to the extent requested by the Administrative Agent, are attached thereto;

(ii)                                  Material Adverse Effect.  There has been no event or circumstance since the date of the audited financial statements for the fiscal year ending December 31, 2004 that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(iii)                               Material Litigation.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(iv)                              Financial Statements.  The annual financial statements of the Borrower for the fiscal year ended December 31, 2004 (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (B) fairly present the financial condition of the Consolidated Group as of the date thereof and the results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (and with respect to such quarterly statements, subject to the absence of footnotes and to normal year-end audit adjustments) and (C) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness;

(v)                                 Financial Covenant Calculations.  Calculations demonstrating compliance with (on a Pro Forma Basis after giving effect to the initial Credit Extensions and the other transactions occurring on the Closing Date and the redemption of the Existing Senior Notes contemplated by Section 7.16) the financial covenants set forth in Section 8.10 as of December 31, 2004; and

(vi)                              Debt Rating.  The current Debt Ratings.

(e)                                  Personal Property Collateral.  The Collateral Agent’s receipt of the following, each in form and substance reasonably satisfactory to the Collateral Agent:

(i)                                     Lien Priority.  Evidence that (A) the Collateral Agent, on behalf of the Lenders, holds a perfected, first priority Lien on all Collateral and (B) none of the Collateral is subject to any Liens (other than Permitted Liens);

(ii)                                  UCC Financing Statements.  Such UCC financing statements as are necessary or appropriate, in the Collateral Agent’s discretion, to perfect the security interests in the Collateral;

(iii)                               Intellectual Property.  Such patent, trademark and copyright notices and recordations as are necessary or appropriate, in the Collateral Agent’s discretion, to perfect the security interests in the Credit Parties’ IP Rights;

(iv)                              Capital Stock.  Original certificates evidencing the Capital Stock pledged pursuant to the Collateral Documents (to the extent such Capital Stock is certificated), together with undated stock transfer powers executed in blank; and

(v)                                 Promissory Notes.  Original promissory notes, if any, evidencing intercompany loans or advances owing to any Credit Party by any Subsidiary of the Borrower, together with undated allonges executed in blank.

(f)                                    Evidence of Insurance.  The Collateral Agent’s receipt of copies of insurance certificates or policies with respect to all insurance required to be maintained pursuant to the Credit Documents identifying the Collateral Agent as sole loss payee, with respect to casualty insurance.

(g)                                 Capital Contribution.  Receipt by the Borrower of gross cash proceeds of at least $531 million from one or more capital contributions occurring on or prior to the Closing Date.

(h)                                 Termination of Existing Credit Agreement.  Confirmation that all Indebtedness of the Borrower under the Existing Credit Agreement will be repaid in full and the commitments thereunder will be terminated and all Liens relating thereto will be terminated or released substantially contemporaneously with the initial advances under this Credit Agreement.

(i)                                     Other.  The Administrative Agent’s receipt of such other reports, audits, assurances, certificates, documents, consents or opinions as the Administrative Agent or the Lenders may reasonably require.

(j)                                     Fees and Expenses.  All fees and expenses (including, unless waived by the Administrative Agent, all reasonable fees, expenses and disbursements of any law firm or other counsel) invoiced to the Borrower and required to be paid on or before the Closing Date shall have been paid.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02                        Conditions to all Credit Extensions.

The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrower and each other Credit Party contained in Article VI shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)                                 No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The incurrence by the Borrower of the Indebtedness evidenced by such Credit Extension shall be permitted by the Existing Senior Note Indenture (to the extent indebtedness thereunder is outstanding); and

(d)                                 The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 5.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Credit Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01                        Existence, Qualification and Power.

Each Credit Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) execute, deliver and perform its obligations under the Credit Documents to which it is a party and (ii) except to the extent it would not reasonably be expected to have a Material Adverse Effect, own its assets and carry on its business, and (c) except to the extent it would not reasonably be expected to have a Material Adverse Effect, is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

6.02                        Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Credit Document to which it is party have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of such Credit Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, (i) any Contractual Obligation to which such Credit Party is party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Credit Party or its Property is subject; or (c) violate any Law applicable to such Credit Party and the relevant Credit Documents.

6.03                        Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document (other than (a) as have already been obtained and are in full force and effect, (b) filings to perfect security interests granted pursuant to the Credit Documents and (c) filings to release security interests granted pursuant to the Existing Credit Agreement).

6.04                        Binding Effect.

This Credit Agreement and each other Credit Document has been duly executed and delivered by each Credit Party that is party thereto.  This Credit Agreement and the other Credit Documents constitute legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with its terms, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law).

6.05                        Financial Statements.

The audited consolidated balance sheet of the Consolidated Group for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto (i) were prepared in accordance with

GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

6.06                        No Material Adverse Effect.

Since December 31, 2004, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

6.07                        Litigation.

There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the any member of the Consolidated Group or against any of their properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

6.08                        No Default.

No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Credit Document.

6.09                        Ownership of Property; Liens.

The property of the Consolidated Group is subject to no Liens, other than Permitted Liens.

6.10                        Taxes.

Each member of the Consolidated Group has filed (or has had filed on its behalf) all federal and other material state, local and foreign tax returns and reports required to be filed, and have paid prior to delinquency all federal and other material state, local and foreign taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) any return or amount the failure of which to so file or pay could not reasonably be expected to have a Material Adverse Effect.

6.11                        ERISA Compliance.

(a)                                  Each Pension Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such qualification except in such instances in which the failure to comply therewith either individually or in the aggregate would not reasonably be expected to have Material Adverse Effect.  The Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Pension Plan except in such instances in which the failure to comply therewith either individually or in the aggregate would not reasonably be expected to have Material Adverse Effect.

(b)                                 There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA which in the case of clause (i) through (iii) above, would reasonably be expected to have a Material Adverse Effect.

6.12                        Subsidiaries.

Set forth on Schedule 6.12, is a list of all Subsidiaries of the Borrower as of the Closing Date, together with the jurisdiction of organization, classes of Capital Stock (including options, warrants, rights of subscription, conversion, exchangeability and other similar rights), and ownership and ownership percentages of each such Subsidiary.  The outstanding Capital Stock has been validly issued, is owned free of Liens (other than Permitted Liens), and with respect to any outstanding shares of Capital Stock of a corporation, such shares have been validly issued and are fully paid and non-assessable.  The outstanding shares of Capital Stock are not subject to any buy-sell, voting trust or other shareholder agreement except as identified on Schedule 6.12.  The Borrower may provide information from time to time to modify and update the information set forth on Schedule 6.12.

6.13                        Margin Regulations; PUHCA; Investment Company Act.

(a)                                  The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 None of the Credit Parties, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.14                        Disclosure.

No report, financial statement, certificate or other information (taken as a whole) furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the

Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.15                        Compliance with Laws.

Each member of the Consolidated Group is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions, settlements or other agreements with any Governmental Authority and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.16                        FCC Licenses.

As of the Closing Date, Schedule 6.16 accurately and completely lists the space station and earth station licenses necessary for operation of Satellites with C-band or Ku-band transponders issued by the FCC to members of the Consolidated Group.  As of the Closing Date, the FCC Licenses and the other licenses, approvals or authorizations listed on Schedule 6.16 with respect to any Satellite include all material authorizations, licenses and permits issued by the FCC or any other governmental authority that are required or necessary to launch or operate such Satellite, as applicable.  As of the Closing Date, each such license is held in the name of the Borrower or another member of the Consolidated Group and is validly issued and in full force and effect, and the members of the Consolidated Group have fulfilled and performed in all material respects all of their obligations with respect to thereto and have full power and authority to operate thereunder.

6.17                        Satellites.

As of the Closing Date, Schedule 6.17 accurately and completely lists the Satellites owned or leased by members of the Consolidated Group, and sets forth for each Satellite that is in orbit, the orbital slot and number and frequency band of the transponders on such Satellite.

6.18                        Intellectual Property; Licenses, Etc.

As of the Closing Date, each member of the Consolidated Group owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent such conflict would not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Credit Parties, threatened, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.19                        Security Agreement.

The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when UCC financing statements (or other appropriate notices) in appropriate form are duly filed at the locations identified in the Security Agreement, the Security Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Lien (other than Permitted Liens).

6.20                        Pledge Agreement.

The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and the Pledge Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Lien (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Collateral Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor.

6.21                        Mortgages.

Upon the execution and delivery thereof, each of the Mortgages is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Mortgaged Properties identified therein in conformity with applicable Law, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when the Mortgages and UCC financing statements in appropriate form are duly recorded at the locations identified in the Mortgages, and recording or similar taxes, if any, are paid, the Mortgages shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Mortgaged Properties, in each case prior and superior in right to any other Lien (other than Permitted Liens).

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Borrower will, and will cause each of its Subsidiaries to:

7.01                        Financial Statements.

Deliver to the Administrative Agent and each Lender:

(a)                                  as soon as available, but in any event within ten (10) days of the date the Borrower is required to file its Form 10-K with the SEC (without giving effect to any extension of such date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision thereto or otherwise) and not later than ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Consolidated Group as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (1) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or other material qualification or exception and (2) if required by Section 404 of Sarbanes-Oxley, an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley; and

(b)                                 as soon as available, but in any event within ten (10) days of the date the Borrower is required to file its Form 10-Q with the SEC (without giving effect to any extension of such date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision thereto or otherwise) and not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Consolidated Group as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(d), the Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections  (a) and (b) above at the times specified therein.

7.02                        Certificates; Other Information.

Deliver to the Administrative Agent and each Lender:

(a)                                  concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to financial covenants or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (i) commencing with the fiscal quarter ended June 30, 2005, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained herein, and (ii) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto), and if such Compliance Certificate demonstrates an Event of Default of any financial covenant contained in Section 8.10, the Borrower may deliver, together with such Compliance Certificate, notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default through equity capital contributions as contemplated pursuant to Section 9.05;

(c)                                  promptly after any reasonable request by the Administrative Agent or the Required Lenders, copies of any management letters submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them (so long as the Borrower is not prohibited from doing so by the terms of the engagement of such independent accountants);

(d)                                 copies of all annual, regular, periodic and special reports and registration statements that the Borrower may file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(e)                                  promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party or any Subsidiary of a Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent or the Required Lenders (acting through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 7.01 or 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Unless expressly requested by a Lender, documents required to be delivered pursuant to Sections 7.01 or 7.02 shall not be required to be physically delivered to any Lender to the extent such documents are available on the EDGAR database.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Credit Parties hereby acknowledge that the Administrative Agent, BAS and/or JPMCS will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, the “Credit Party Materials”) by posting the Credit Party Materials on IntraLinks or another similar electronic system (the “Platform”) and that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Credit Parties or their securities) (each, a “Public Lender”).  The Credit Parties hereby agree that so long as any Credit Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (1) all Credit Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof), or otherwise indicated to the Administrative Agent as being “PUBLIC”; (2) by marking or otherwise indicating the Credit Party Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent, BAS, JPMCS and the L/C Issuer and the Lenders to treat such Credit Party Materials as not containing any material non-public information with respect to the Credit Parties or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Credit Party Materials constitute Information, they shall be treated as set forth in Section 11.07); (3) all Credit Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (4) the Administrative Agent, BAS and JPMCS shall be entitled to treat any Credit Party Materials that are not marked or otherwise indicated “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”.  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Credit Party Materials “Public”.

7.03                        Notification.

Promptly, and in any event within 3 Business Days (with respect to clause (a) and (b) below) or within 10 Business Days (with respect to clause (c) below), respectively, after any senior or financial officer of the Borrower or any of its material Subsidiaries obtains knowledge thereof, notify the Administrative Agent and each Lender of:

(a)                                  the occurrence of any Default or Event of Default;

(b)                                 any announcement by any Ratings Service of any change in a Debt Rating; and

(c)                                  any litigation, investigation or proceeding affecting any Credit Party which would reasonably be expected to have a Material Adverse Effect.

7.04                        Preservation of Existence.

Except as otherwise permitted hereunder, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority, except to the extent that the failure to do so would not have a Material Adverse Effect.

7.05                        Payment of Taxes and Other Obligations.

Pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they become delinquent, (ii) all lawful claims (including claims for labor, material and supplies) that, if unpaid, might give rise to a Lien upon any of its properties, and (iii) except as prohibited hereunder, all of its other Indebtedness as it becomes due, except in each case to the extent that the failure to do so would not have a Material Adverse Effect; provided that no member of the Consolidated Group shall be required to pay any amount that is being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established.

7.06                        Compliance with Law.

Comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, a breach of which would result in a Material Adverse Effect, except where contested in good faith by appropriate proceedings diligently pursued.

7.07                        Maintenance of Property.

Maintain and preserve its material properties and equipment in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and make all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be necessary or proper, to the extent and in the manner customary for similar businesses.

7.08                        Insurance.

Maintain at all times in force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as determined by the Borrower in its reasonable business judgment; provided, however, that members of the Consolidated Group may self-insure to the extent they deem prudent.  The Collateral Agent shall be named as loss payee or mortgagee, as its interests may appear, with respect to any such insurance providing coverage in respect of any collateral under the Collateral Documents, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days’ prior written notice before any such policy or policies shall be altered in any material respect or canceled, and that no act or default of any member of the Consolidated Group or any other Person shall affect the rights of the Collateral Agent or the Lenders under such policy or policies.  The insurance coverage for the Consolidated Group as of the Closing Date is outlined as to carrier, policy number, expiration date and type on Schedule 7.08.

7.09                        ERISA Compliance.

Do each of the following, except where the failure to do so would not result in a Material Adverse Effect:

(a)                                  maintain each Plan (other than any Multiemployee Plan), in all material respects, in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other applicable Law;

(b)                                 cause each Pension Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and

(c)                                  make all required contributions to any Pension Plan subject to Section 412 of the Internal Revenue Code.

7.10                        Books and Records.

Maintain (a) proper books of record and account, in which true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary.

7.11                        Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent (which may be accompanied by any Lender) to (i) to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and (ii) visit and inspect any of its properties and examine its corporate, financial and operating records, once per fiscal year of the Borrower at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower, and at the Administrative Agent’s expense; provided, however, that when an Event of Default exists the Administrative Agent or any of its representatives or independent contractors (which may be accompanied by any Lender) may do any of the foregoing at the expense of the Borrower at any time during normal business hours.

7.12                        Use of Proceeds.

Use the proceeds of the Credit Extensions to refinance Indebtedness under the Existing Credit Agreement and certain other existing Indebtedness and for working capital, capital expenditures, restricted payments and other general corporate purposes, in each case not in contravention of any Law or of any Credit Document; provided, however, that the proceeds of the Term Loans made on the Closing Date shall not be used to redeem any Existing Senior Notes.

7.13                        Joinder of Subsidiaries as Guarantors.

Promptly notify the Administrative Agent of the formation, acquisition (or other receipt of interests) or existence of any Domestic Subsidiary that is not a Guarantor (other than an Excluded Domestic Subsidiary) that holds assets in excess of $50 million individually and, together with all other Domestic Subsidiaries (other than Excluded Domestic Subsidiaries) that are not Guarantors, $100 million, which notice shall include information as to the jurisdiction of organization, the number and class of Capital Stock outstanding and ownership thereof (including options, warrants, rights of conversion or purchase relating thereto), and with respect to any such Subsidiary that is a Domestic Subsidiary and a United States person under Section 7701(a)(30) of the Internal Revenue Code, within ninety (90) days of the formation, acquisition or other receipt of interests thereof, cause the joinder of such Subsidiary as a Guarantor pursuant to Joinder Agreements (or such other documentation in form and substance reasonably acceptable to the Administrative Agent) accompanied by Organization Documents and, if reasonably requested by the Administrative Agent, favorable opinions of counsel to such Credit Party, in form and substance reasonably satisfactory to the Administrative Agent.

7.14                        Pledge of Capital Stock.

Pledge or cause to be pledged to the Collateral Agent to secure the Obligations (a) one hundred percent (100%) of the issued and outstanding Capital Stock of each Domestic Subsidiary (other than an Excluded Domestic Subsidiary) that owns and holds (including through direct and indirect Subsidiaries) assets in excess of $50 million individually and, together with all other Domestic Subsidiaries (including their direct and indirect Subsidiaries but excluding Excluded Domestic Subsidiaries) whose Capital Stock are not Collateral, $100 million, within ninety (90) days of its formation, acquisition or other receipt of such interests and (b) Capital Stock representing up to sixty-five (65%) of the total combined voting power of the issued and outstanding Capital Stock of each First-Tier Foreign Subsidiary and Domestic Subsidiary that is not a United States person under Section 7701(a)(30) of the Internal Revenue Code that owns and holds assets in excess of $50 million individually and, together with all other First-Tier Foreign Subsidiaries and Domestic Subsidiaries that are not United States persons under Section 7701(a)(30) of the Internal Revenue Code whose Capital Stock are not Collateral, $100 million, within ninety (90) days of its formation, acquisition or other receipt of such interests, in each case pursuant to the Pledge Agreement or pledge joinder agreements, together with, if reasonably requested by the Administrative Agent, opinions of counsel and any filings and deliveries reasonably requested by the Collateral Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

7.15                        Pledge of Other Property.

With respect to each Credit Party, pledge and grant a security interest in all of its personal property, tangible and intangible, owned and leased (except (a) Excluded Property, (b) as otherwise set forth in Section 7.14 with respect to Capital Stock and (c) as otherwise set forth in the Collateral Documents) to secure the Obligations, within ninety (90) days of the acquisition thereof pursuant to such pledge and security agreements, joinder agreements or other documents, together with opinions of counsel and any filings and deliveries reasonably requested by the Collateral Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

7.16                        Prepayment of Existing Senior Notes.

The Borrower shall, within forty-five (45) days of the Closing Date, redeem Existing Senior Notes in an aggregate principal amount of $490 million.

7.17                        Further Assurances Regarding Collateral.

The Credit Parties shall, within ninety (90) days after the Closing Date (or such later date as may be agreed to by the Collateral Agent), deliver to the Collateral Agent:

(i)                                     Mortgages.  Counterparts of a Mortgage for each Mortgaged Property, in each case duly executed by a Responsible Officer of each Credit Party party thereto, as reasonably requested by the Administrative Agent.

(ii)                                  Surveys.  Copies of recent ALTA surveys of each Mortgaged Property by registered engineers or land surveyors;

(iii)                               Title Policies.  Standard ALTA mortgagee polices insuring the priority of the Mortgages and copies of recorded documentation relating to any exceptions; and

(iv)                              Environmental Reports.  Copies of existing, material environmental reports and other material, non-privileged environmental documentation, if any, relating to the Mortgaged Properties, to the extent in the Borrower’s possession, custody or control.

(v)                                 Evidence of Insurance.  Evidence of flood insurance on improvements located in a flood hazard area for the Mortgaged Properties, identifying the Collateral Agent as sole loss payee thereon.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Borrower will not, and will not permit any of its Subsidiaries to:

8.01                        Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                  Liens given to secure the loans and obligations hereunder and under the other Credit Documents;

(b)                                 Liens given to secure obligations under interest rate protection agreements, foreign currency exchange agreements and other similar agreement with Lenders or their affiliates, provided that (i) the obligations are otherwise permitted under Section 8.03, (ii) the Liens are on the same collateral that secures the loans and other obligations hereunder and (iii) such obligations share pari passu with the Loans and Obligations hereunder in the collateral and the proceeds therefrom subject to the provisions of Section 9.03;

(c)                                  Liens existing on the Closing Date and listed on Schedule 8.01, together with any renewals, extensions and replacements thereof, provided that the collateral interests are not broadened or increased;

(d)                                 Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or to the extent non-payment thereof is permitted under Section 7.05;

(e)                                  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to a foreclosure, sale or loss proceeding on account thereof (other than a proceeding where foreclosure, sale or loss has been stayed));

(f)                                    Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any member of the Consolidated Group in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(g)                                 Liens in connection with attachments or judgments (including judgment or appeal bonds) that do not result in an Event of Default under Section 9.01(h);

(h)                                 easements, rights-of-way, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

(i)                                     Liens on property of any Person securing purchase money and sale/leaseback Indebtedness (including capital leases and Synthetic Leases) of such Person to the extent permitted under Section 8.03(c), provided, that any such Lien attaches only to the property financed or leased and such Lien attaches prior to, at the time of or one hundred eighty (180) days after the later of the date of acquisition of such property or the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof; provided, however, that for purposes of this clause (i), (A) a satellite will be treated as a newly acquired asset as of the date it is placed in service and (B) any satellite transponder acquired through the exercise of an early buy-out option shall be treated as a newly-acquired asset as of the date such option is exercised;

(j)                                     licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any member of the Consolidated Group;

(k)                                  any interest or title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

(l)                                     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements that constitute Permitted Investments;

(m)                               normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n)                                 Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o)                                 Liens on property or assets acquired in connection with a Permitted Acquisition, provided that (i) the indebtedness secured by such Liens is permitted under Section 8.03, and (ii) the Liens are not incurred in connection with, or in contemplation or anticipation of, the acquisition and do not attach or extend to any other property or assets;

(p)                                 Liens in favor of or by a Receivables Subsidiary created or deemed to exist in connection with a Securitization Transaction not prohibited by this Credit Agreement (including any related filings of any financing statements), but only to the extent that any such Lien relates to the Securitization Receivables actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such transaction;

(q)                                 Liens in favor of or by a Financing Subsidiary on the customer premise and receiving equipment, accounts receivables and related assets associated with such equipment;

(r)                                    with respect to any Mortgaged Property, such exceptions to title as are set forth in the title policies delivered with respect thereto, all of which exceptions shall be reasonably acceptable to the Administrative Agent; and

(s)                                  other Liens not described above, provided that such Liens do not secure obligations in excess of $100,000,000 at any one time outstanding.

8.02                        Investments.

Make or permit to exist any Investments, except:

(a)                                  cash and Cash Equivalents;

(b)                                 Investments (including intercompany Investments) existing on the date hereof and listed on Schedule 8.02;

(c)                                  to the extent not prohibited by applicable Law, advances to officers, directors and employees of the Borrower and Subsidiaries made in the ordinary course of business, for travel, entertainment, relocation and other ordinary business purposes;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  Investments by the Borrower and Domestic Subsidiaries in Domestic Credit Parties;

(f)                                    Investments by the Borrower and Domestic Subsidiaries in Foreign Subsidiaries and in Persons or property where the property to be acquired in connection with such Investment is not located primarily in the United States, provided that (i) if such Investments exceed $50 million in the aggregate, the Consolidated Total Leverage Ratio will not be greater than 4.5:1.0 and the Consolidated Senior Secured Leverage Ratio will not be greater than 3.5:1.0, in each case after giving effect thereto on a Pro Forma Basis and (ii) no Default or Event of Default shall exist after giving effect thereto;

(g)                                 Investments by Foreign Subsidiaries in any member of the Consolidated Group (including other Foreign Subsidiaries);

(h)                                 Investments in (i) Receivables Subsidiaries made as part of Securitization Transactions not prohibited by this Credit Agreement and (ii) Financing Subsidiaries made to fund the financing activity thereof not prohibited by this Credit Agreement;

(i)                                     Support Obligations permitted by Section 8.03;

(j)                                     Investments made as a part of Permitted Acquisitions;

(k)                                  loans and advances to subscribers, suppliers, technology partners and distributors in the ordinary course of business;

(l)                                     Investments by the Borrower, provided that (i) the Consolidated Total Leverage Ratio will not be greater than 4.5:1.0 and the Consolidated Senior Secured Leverage Ratio will not be greater than 3.5:1.0, in each case after giving effect thereto on a Pro Forma Basis and (ii) no Default or Event of Default shall exist after giving effect thereto;

(m)                               Investments representing non-cash consideration received in connection with any Disposition permitted hereunder; and

(n)                                 other Investments not contemplated in the foregoing clauses of this Section in an aggregate principal amount not to exceed the sum (to the extent positive) of (i) $250 million plus (ii) the portion of Net Cash Proceeds from Equity Transactions occurring after the Closing Date that is not required as a mandatory prepayment hereunder plus (iii) the amount of all capital contributions received by the Borrower after the Closing Date, minus (iv) the aggregate amount of Restricted Payments made pursuant to Section 8.06(d).

8.03                        Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness existing or arising under this Credit Agreement and the other Credit Documents;

(b)                                 Indebtedness existing on the Closing Date set forth on Schedule 8.03, and renewals, refinancings and extensions thereof on market terms;

(c)                                  capital lease obligations and purchase money Indebtedness (including obligations in respect of capital leases) to finance the purchase or acquisition of fixed assets, and renewals, refinancings and extensions thereof; provided that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of any such refinancing;

(d)                                 obligations under interest rate, commodities and foreign currency exchange protection agreements entered into in the ordinary course of business to manage existing or anticipated risks and not for speculative purposes;

(e)                                  unsecured intercompany Indebtedness among members of the Consolidated Group to the extent permitted by Section 8.02;

(f)                                    Indebtedness evidenced by the Existing Senior Notes;

(g)                                 Indebtedness of the Borrower or of the Borrower and the Co-Issuer evidenced by Additional Notes, provided that (i) such Indebtedness shall be issued on terms no less favorable to the Borrower in all material respects than with prevailing market standards at the time such Indebtedness is issued, (ii) the subordination provisions for any such Indebtedness that is Subordinated Debt shall be consistent with prevailing market standards and (iii) after giving effect to the issuance thereof, the Credit Parties will be in compliance with the financial covenants hereunder on a Pro Forma Basis (which, in the case of any issuance of Indebtedness in excess of $100 million, shall be demonstrated by calculations certified by a Responsible Officer) and no Default or Event of Default would exist hereunder;

(h)                                 Support Obligations by members of the Consolidated Group in respect of Indebtedness permitted under subsections (a) through (g); provided that any such Support Obligations with respect to Indebtedness permitted under subsection (g) that is Subordinated Debt shall be similarly subordinated to the loans and obligations hereunder;

(i)                                     (i) Securitization Transactions that constitute Non-Recourse Indebtedness and (ii) other Securitization Transactions having an aggregate Attributable Principal Amount not to exceed $250 million;

(j)                                     Indebtedness incurred by any Financing Subsidiary;

(k)                                  Indebtedness acquired or assumed pursuant to a Permitted Acquisition, provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition;

(l)                                     Indebtedness arising under any performance or surety bond entered into in the ordinary course of business; and

(m)                               Funded Debt of the Borrower and its Subsidiaries not contemplated in the foregoing clauses of this Section in an aggregate principal amount not to exceed $250 million.

8.04                        Mergers and Dissolutions.

(a)                                  Enter into a transaction of merger or consolidation, except that:

(i)                                     a Domestic Subsidiary of the Borrower may be a party to a transaction of merger or consolidation with the Borrower or another Domestic Subsidiary of the Borrower; provided that if the Borrower is a party to such transaction, it shall be the surviving entity;

(ii)                                  a Foreign Subsidiary may be party to a transaction of merger or consolidation with a Subsidiary of the Borrower; provided that (A) if a Domestic Subsidiary is a party thereto, it shall be the surviving entity and if such Domestic Subsidiary is not already a Credit Party, it shall execute and deliver such joinder agreements as may be necessary for compliance with the provisions of Section 7.13, and (B) if a Foreign Subsidiary is a party thereto and a Domestic Subsidiary is not a party thereto, the surviving entity shall be a Foreign Subsidiary and the Borrower and its Subsidiaries shall be in compliance with the requirements of Section 7.14;

(iii)                               a Domestic Subsidiary of the Borrower may be a party to a transaction of merger or consolidation with a Person other than a member of the Consolidated Group; provided that (A) the surviving entity shall be a Domestic Subsidiary of the Borrower and shall execute and deliver such joinder agreements as may be necessary for compliance with the provisions of Section 7.13, (B) no Default or Event of Default shall exist immediately after giving effect thereto, and (C) the transaction shall otherwise constitute a Permitted Acquisition; and

(iv)                              a Subsidiary of the Borrower may enter into a transaction of merger or consolidation in connection with an Asset Disposition permitted under Section 8.05; and

(v)                                 the Borrower may merge or consolidate with another Person in connection with a conversion from a limited liability company to a corporation; provided that the surviving entity shall execute and deliver such joinder agreements and other documents reasonably requested by the Administrative Agent to assume the Obligations of the Borrower under the Credit Documents.

(b)                                 Except in connection with a transaction permitted by Section 8.04(a)(v), the Borrower will not dissolve, liquidate or wind up its affairs.

8.05                        Dispositions.

Make any Disposition, except that (a) where at least seventy-five percent (75%) of the consideration received from the Disposition is cash or Cash Equivalents, members of the Consolidated Group may make Dispositions in any fiscal year in an aggregate amount for all such Dispositions in any fiscal year not to exceed an amount equal to ten percent (10%) of consolidated assets for the Consolidated Group as of the end of the immediately preceding fiscal year, (b) where less than seventy-five percent (75%) of the consideration received from the Disposition is cash or Cash Equivalents, members of the Consolidated Group may make Dispositions in any fiscal year in an aggregate amount for all such Dispositions not to exceed $150 million, and (c) where consideration received from any Disposition will exceed $50 million, the Borrower shall deliver a certificate from a Responsible Officer, in form and detail satisfactory to the Administrative Agent in its reasonable discretion, demonstrating compliance with the financial covenants hereunder after giving effect to the Disposition on a Pro Forma Basis and confirming that no Default or Event of Default then exists hereunder.

8.06                        Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, except that:

(a)                                  Subsidiaries of the Borrower may pay dividends and make distributions in respect of their Capital Stock;

(b)                                 the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c)                                  the Borrower may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;

(d)                                 provided that no Default or Event of Default shall exist after giving effect thereto, the Borrower may make Restricted Payments in an aggregate amount from the Closing Date not to exceed the sum (to the extent positive) of (i) $250 million plus (ii) the portion of Net Cash Proceeds from Equity Transactions occurring after the Closing Date that is not required as a mandatory prepayment hereunder plus (iii) the amount of all capital contributions received by the Borrower after the Closing Date minus (iv) the aggregate amount of Investments made pursuant to Section 8.02(n);

(e)                                  the Borrower may redeem Existing Senior Notes (i) in an aggregate principal amount not to exceed $490 million and (ii) not later than forty-five (45) days following the Closing Date;

(f)                                    the Borrower may refinance Funded Debt with the net cash proceeds of additional Funded Debt so long as (i) if the Funded Debt being refinanced is Subordinated Debt, then such new Funded Debt shall be at least as subordinated in right of payment and otherwise to the Obligations as the Funded Debt being refinanced (as determined by the Administrative Agent), (ii) the principal amount of the new Funded Debt is not greater than the principal amount of the Funded Debt being refinanced, together with any premium paid thereon and reasonable costs and expenses (including underwriting discounts) incurred in connection therewith, (iii) the final maturity and average life to maturity of the new Funded Debt is not less than the Funded Debt being refinanced and (iv) the material terms of the new Funded Debt taken as a whole are at least as favorable to the Consolidated Group and the Lenders as under the Funded Debt being refinanced;

(g)                                 the Borrower may make Restricted Payments in connection with Tax Distributions;

(h)                                 the members of the Consolidated Group may prepay or repay intercompany Indebtedness owed to other members of the Consolidated Group;

(i)                                     the Borrower may repay the intercompany note dated August 27, 2004 in the original principal amount of $875 million owed to the Parent; and

(j)                                     the Borrower may make additional Restricted Payments, provided that (i) the Consolidated Total Leverage Ratio will not be greater than 4.5:1.0 and the Consolidated Senior

Secured Leverage Ratio will not be greater than 3.5:1.0, in each case after giving effect thereto on a Pro Forma Basis and (ii) no Default or Event of Default shall exist after giving effect thereto.

8.07                        Change in Nature of Business.

Engage in any material line of business other than a Permitted Business.

8.08                        Change in Fiscal Year.

Change its fiscal year without the prior written notice to the Administrative Agent and the Lenders.

8.09                        Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower (other than another member of the Consolidated Group that is a Domestic Subsidiary), whether or not in the ordinary course of business, other than (i) on fair and reasonable terms substantially as favorable in all material respects to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate and (ii) Restricted Payments permitted by Section 8.06.

8.10                        Financial Covenants.

(a)                                  Consolidated Senior Secured Leverage Ratio.  Permit the Consolidated Senior Secured Leverage Ratio as of the last day of any fiscal quarter to be greater than 4.0:1.0.

(b)                                 Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio as of the last day of any fiscal quarter to be greater than 6.0:1.0.

(c)                                  Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 2.5:1.0.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01                        Events of Default.

Any of the following shall constitute an Event of Default:

(a)                                  Non-Payment.  The Borrower or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any L/C Obligation or interest on any Loan or on any L/C Obligation, or any regularly accruing fee due hereunder, or (iii) within ten (10) Business Days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders after the same becomes due, any other amount payable hereunder or under any other Credit Document; or

(b)                                 Specific Covenants.  The Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03(a), 7.12 or Article VIII; or

(c)                                  Other Defaults.  The Borrower or any other Credit Party fails to perform or observe any other covenant or agreement (not specified in subsections (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) calendar days after written notice to the defaulting party by the Administrative Agent or the Required Lenders; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be false in any material respect when made or deemed made; or

(e)                                  Cross-Default.  (i) Any member of the Consolidated Group (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Support Obligations (other than Indebtedness hereunder, Indebtedness under Swap Contracts and Non-Recourse Indebtedness other than in connection with Securitization Transactions) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100 million beyond the period of grace (if any) provided in the instrument or agreement pursuant to which such Indebtedness was created, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Support Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Support Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $100 million; or

(f)                                    Insolvency Proceedings, Etc.  Any Credit Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.  (i) Any Credit Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Credit Party a final judgment or order for the payment of money in an aggregate amount exceeding $100 million (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100 million, or (ii) a Credit Party fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100 million; or

(j)                                     Invalidity of Credit Documents.  Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document;

9.02                        Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                  declare the commitments of the Lenders to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise any rights provided in Section 9.04 in respect of Satellites;

(e)                                  exercise on behalf of itself and the Lenders all rights and remedies available to it or to the Lenders under the Credit Documents or applicable Law;

provided, however, that upon the occurrence of an Event of Default under Sections 9.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03                        Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be

Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, commitment fees and Letter of Credit Fees) payable to the Lenders (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article III), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid commitment fees, Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders, the Swingline Lender and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder, (c) payments of amounts due under any Treasury Management Agreement between any Credit Party and any Lender, or any Affiliate of a Lender and (d) the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

9.04                        Access and Command Codes.

(a)                                  At any time when an Event of Default has occurred and is continuing, the Borrower will, and will cause each of its Subsidiaries to, at the request of the Administrative Agent:

(i)                                     use commercially reasonable efforts to obtain promptly from each provider (other than the Borrower) of tracking, telemetry, control and monitoring services for any Satellite, consents and agreements with the Collateral Agent to:

(A)                              deliver expeditiously to the Collateral Agent, subject to having obtained any consent or approval of, or registration or filing with, any Governmental Authority for such delivery, all access codes, command codes and command encryption necessary to establish access to and perform tracking, telemetry, control and monitoring of any such Satellite, including activation and control of any spacecraft subsystems and payload components and the transponders thereon;

(B)                                take commercially reasonable steps necessary, to obtain any consent or approval of, or registration or filing with, any Governmental Authority required to effect any transfer of operational control over any such Satellite and related technical data (including any license approving the export or re-export of such Satellite to any Person or Persons as designated by the Administrative Agent); and

(C)                                deliver to the Collateral Agent written evidence of the issuance of any such consent, approval, registration or filing once such consent, approval, registration or filing has been obtained;

(ii)                                  if, after having used its commercially reasonable efforts to obtain the consents and agreements referred to in clause (i) above, any such consents or agreements shall not have been so obtained, instruct each such provider of tracking, telemetry, control and monitoring services (and each manufacturer or primary contractor in respect of Satellites that have yet to be launched, to the extent that the Borrower or any of its Subsidiaries does not have in its possession all items referred to in clause (iii) below) to cooperate in providing the access codes, command codes and command encryption referred to in said clause (i), in each case subject to having obtained any consent or approval of, or registration or filing with, any Governmental Authority for such delivery; and

(iii)                               deliver to the Collateral Agent, subject to having obtained any requisite consent or approval of, or registration or filing with, any Governmental Authority for such delivery, all access codes, command codes and command encryption necessary, in the sole judgment of the Administrative Agent, to establish access to and perform tracking, telemetry, control and monitoring of any Satellite, including activation and control of any spacecraft subsystems and payload components and the transponders thereon and any changes to or modifications of such codes and encryption.

(b)                                 At any time when an Event of Default has occurred and is continuing, the Borrower and its Subsidiaries will, and will use its commercially reasonable efforts to cause each provider (other than the Borrower or its Subsidiaries) of tracking, telemetry, control and monitoring services for any Satellite to agree to not change any access codes, command codes or command encryption necessary to establish access to and perform tracking, telemetry, control and monitoring of each Satellite at any time, without promptly furnishing to the Collateral Agent the new access codes, command codes and command encryption necessary to establish access to and perform tracking, telemetry, control and monitoring of such Satellite, once such access codes, command codes and command encryption have been delivered to the Collateral Agent pursuant to this Section.

9.05                        Certain Cure Rights.

Notwithstanding anything to the contrary contained in Section 9.01, in the event that the Borrower fails to comply with any financial covenant contained in Section 8.10, the Borrower shall have the right, no later than 10 Business Days after the delivery of a Notice of Intent to Cure, to receive capital contributions in an aggregate amount not in excess of the amount necessary to cure the relevant failure to comply with such financial covenant (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash or capital contribution (the “Cure Amount”), such financial covenant shall be recalculated giving effect to the following pro forma adjustments:

(a)                                  Consolidated EBITDA shall be increased, in accordance with the definition thereof, solely for the purpose of measuring such financial covenant (and not, for any other purpose, including, for instance, determining Restricted Payments under Section 8.06) and not for any other purpose under this Credit Agreement, by an amount equal to the Cure Amount;

(b)                                 if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of such financial covenant, the Borrower shall be deemed to have satisfied the requirements of such financial covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenant which had occurred shall be deemed cured for all purposes of this Credit Agreement and the other Credit Documents; and

(c)                                  to the extent a fiscal quarter ended for which such financial covenant is initially recalculated as a result of a Cure Right is included in the calculation of a financial covenant in a subsequent fiscal period, the Cure Amount shall be included in the amount of Consolidated EBITDA for such initial fiscal period;

provided that the Cure Rights hereunder may not be exercised for more than two (2) consecutive fiscal quarters nor a total more than six (6) fiscal quarters from the Closing Date.

ARTICLE X

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

10.01                 Appointment and Authorization of Administrative Agent and Collateral Agent.

(a)                                  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

(b)                                 Each Lender hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Credit Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any Collateral Document or otherwise exist against the Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.

(c)                                  The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article X included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

10.02                 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03                 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Administrative Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04                 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05                 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06                 Resignation of the Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (provided, no consent shall be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring

Administrative Agent may on behalf of the Lenders and the L/C Issuer, with the consent of the Borrower (provided, no consent shall be required if an Event of Default has occurred and is continuing), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swingline Lender, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07                 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.08                 No Other Duties.

Anything herein to the contrary notwithstanding, none of the “Syndication Agent”, “Co-Documentation Agents”, “Co-Lead Arrangers” and “Co-Book Managers” listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit

Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09                 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10                 Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion:

(a)                                  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(b)                                 to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders; and

(c)                                  to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 8.01(i).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the authority of the Collateral Agent to release or subordinate its interest in particular property and of the Administrative Agent to release any Guarantor from its obligations hereunder pursuant to this Section 10.10.

ARTICLE XI

MISCELLANEOUS

11.01                 Amendments, Etc.

No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Borrower or the applicable Credit Party, as the case may be, and the Required Lenders and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:

(a)                                  unless also consented to in writing by each Lender directly affected thereby, no such amendment, waiver or consent shall:

(i)                                     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02), it being understood that the amendment or waiver of an Event of Default or a mandatory reduction or a mandatory prepayment in Commitments shall not be considered an increase in Commitments,

(ii)                                  waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document,

(iii)                               reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder,

(iv)                              change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations), (B) the manner of application of payments or prepayments of principal, interest, or fees, (C) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (D) the manner of reduction of commitments and committed amounts,

(v)                                 change any provision of this Section 11.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder,

(vi)                              release all or substantially all of the Collateral (other than as provided herein or as appropriate in connection with transactions permitted hereunder), or

(vii)                           release all or substantially all of the Guarantors without the written consent of each Lender;

(b)                                 unless also signed by the Required Revolving Lenders, no such amendment, waiver or consent shall:

(i)                                     waive any Default or Event of Default for purposes of Section 5.02,

(ii)                                  amend or waive the manner of application of any mandatory prepayment to the Revolving Obligations under Section 2.06(c), or

(iii)                               amend or waive the provisions of Section 5.02 (Conditions to all Credit Extensions), this Section 11.01(b) or the definition of “Required Revolving Lenders”;

(c)                                  unless also signed by the Required Tranche A Term Lenders, no such amendment, waiver or consent shall:

(i)                                     amend or waive the manner of application of any mandatory prepayment to the Tranche A Term Loan under Section 2.06(c), or

(ii)                                  amend or waive the provisions of this Section 11.01(c) or the definition of “Required Tranche A Term Lenders”;

(d)                                 unless also signed by the Required Tranche B Term Lenders, no such amendment, waiver or consent shall:

(i)                                     amend or waive the manner of application of any mandatory prepayment to the Tranche B Term Loan under Section 2.06(c), or

(ii)                                  amend or waive the provisions of this Section 11.01(d) or the definition of “Required Tranche B Term Lenders”;

(e)                                  unless also signed by the Required Tranche C Term Lenders, no such amendment, waiver or consent shall:

(i)                                     amend or waive the manner of application of any mandatory prepayment to the Tranche C Term Loan under Section 2.06(c), or

(ii)                                  amend or waive the provisions of this Section 11.01(e) or the definition of “Required Tranche C Term Lenders”;

(f)                                    unless also consented to in writing by the L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(g)                                 unless also consented to in writing by the Swingline Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swingline Lender under this Credit Agreement;

(h)                                 unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document; and

(i)                                     unless also consented to in writing by the Collateral Agent, no such amendment, waiver or consent shall affect the rights or duties of the Collateral Agent under this Credit Agreement or any other Credit Document;

provided however, that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledged that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, (iv) Section 11.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification, and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

11.02                 Notices; Effectiveness; Electronic Communication.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or, with confirmation of receipt, electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE CREDIT PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE CREDIT PARTY MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Credit Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic

Loan Notices and Swingline Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies.

No failure by any Lender, the L/C Issuer, Swingline Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04                 Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including any settlement costs and fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Credit Documents,

(ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related to the Borrower or any of its Subsidiaries, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a violation of Environmental Laws or the presence or release of Hazardous Materials that first occurs at a Mortgaged Property after any Indemnitee or its successor or assign takes title to such Mortgaged Property by way of foreclosure, deed-in-lieu of foreclosure or similar transfer.  Notwithstanding the foregoing, this Section 11.04(b) shall not apply to matters governed by Section 3.01.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsections (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Aggregate Commitment Percentage or, in the case of L/C Obligations, Revolving Commitment Percentage (determined in each case as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)                                    Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05                 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent on demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

11.06                 Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (other than in connection with a transaction permitted by Section 8.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one (1) or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that

(i)                                     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (A) in the case of Revolving Commitments and Revolving Loans, $5 million and (B) in the case each of the Term Loans, $1 million, unless, in each case, each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the

Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans;

(iii)                               any assignment of (A) a Revolving Commitment and Revolving Loans must be approved by the Administrative Agent, the L/C Issuer and the Swingline Lender, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) and, so long as no Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that the Borrower’s approval shall not be required if the proposed assignee is a Lender, an Affiliate of a Lender or an Approved Fund and (B) a Term Loan must be approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that no approval shall be required if the proposed assignee is a Lender, an Affiliate of a Lender or an Approved Fund; and

(iv)                              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.06, and the Eligible Assignee, if it shall not be a Lender, shall (A) deliver to the Administrative Agent an Administrative Questionnaire and (B) deliver to the Borrower and the Administrative Agent the forms required to be delivered pursuant to Section 3.01(e).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations and the interest thereon owing and paid to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the

Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any  provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a) that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)                                  Limitation upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 3.01 unless (i) in the case of a Participant that would be a Foreign Lender if it was a Lender, the Borrower is notified of the participation sold to such Participant and (ii) such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Electronic Execution of Assignments.  The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(b)(i).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Credit Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)                                     Resignation as L/C Issuer or Swingline Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender.  In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swingline Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(b).  Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07                 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or securitization transaction relating to the Borrower and its obligations or any direct, indirect, actual or prospective assignee, participant or counterparty (and its advisors) to any swap, derivative or securitization transaction, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund or (v) to a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to an Approved Fund, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary.  In the case of information received from the Borrower or any Subsidiary after the date hereof, such information shall be treated as confidential unless such information is marked or otherwise indicated as “Public” pursuant to Section 7.02.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.

11.08                 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of such Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of such Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09                 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10                 Counterparts; Integration; Effectiveness.

This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

11.11                 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12                 Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13                 Replacement of Lenders.

(a)                                  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)                                     the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                              such assignment does not conflict with applicable Laws; and

(v)                                 such assignment is recorded in the Register.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b)                                 If, in connection with any proposed amendment, change, waiver, discharge or termination of any of the provisions of this Credit Agreement or any other Credit Document (a “Proposed Change”) as contemplated by Section 11.01, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (b) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request, any Eligible Assignee reasonably acceptable to the Administrative Agent shall have the right to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to such Eligible Assignee, all of the Commitments and Loans of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto and all other amounts payable to it hereunder through the date of sale and payment by the Borrower to the Administrative Agent of the assignment fee under Section 11.06(b); provided, however, that such purchase and sale shall not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto and all other amounts payable to it hereunder through the date of the sale.  Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such Assignment and Assumption; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid.

11.14                 Governing Law; Jurisdiction; Etc.

(a)                                  GOVERNING LAW.  THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF  MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF SUCH STATE AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO

HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15                 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

11.17                 Designation as Senior Debt.

All Obligations shall be “Designated Senior Indebtedness”(or such similar defined term) for purposes of all documentation governing Subordinated Debt.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:	DIRECTV HOLDINGS LLC

By:
Name:
Title:

GUARANTORS:	DIRECTV FINANCING CO., INC.,
a Delaware corporation

By:
Name:
Title:

DIRECTV ENTERPRISES, LLC,
a Delaware limited liability company

By:
Name:
Title:

DIRECTV CUSTOMER SERVICES, INC.,
a Delaware corporation

By:
Name:
Title:

DIRECTV HOME SERVICES, LLC,
a Delaware limited liability company

By:
Name:
Title:

DIRECTV, INC.,
a California corporation

By:
Name:
Title:

DIRECTV HOLDINGS LLC

CREDIT AGREEMENT

DIRECTV MERCHANDISING, INC.,
a Delaware corporation

By:
Name:
Title:

DIRECTV OPERATIONS, LLC,
a California limited liability company

By:
Name:
Title:

USSB II, INC.,
a Minnesota corporation

By:
Name:
Title:

DIRECTV PROGRAMMING HOLDINGS I, INC.,
a Delaware corporation

By:
Name:
Title:

DIRECTV PROGRAMMING HOLDINGS II, INC.,
a Delaware corporation

By:
Name:
Title:

LABC PRODUCTIONS, INC.,
a California corporation

By:
Name:
Title:

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

LENDERS:	BANK OF AMERICA, N.A.,
as L/C Issuer, Swingline Lender and as a Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

[OTHER LENDERS ]

By:
Name:
Title: